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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 13, 2009

KENNEDY-WILSON HOLDINGS, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	001-33824 (Commission File Number)	26-508760 (I.R.S. Employer Identification No.)

9701 Wilshire Blvd., Suite 700, Beverly Hills, California (Address of Principal Executive Offices)	34109 (Zip Code)
(310) 887-6400 (Registrant's telephone number, including area code)

(Former Name or Former Address if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ADDITIONAL INFORMATION AND FORWARD-LOOKING STATEMENTS

        KENNEDY-WILSON HOLDINGS, INC. CLAIMS THE PROTECTION OF THE SAFE HARBOR FOR "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995, AS AMENDED. FORWARD-LOOKING STATEMENTS ARE STATEMENTS THAT ARE NOT HISTORICAL FACTS. SUCH FORWARD-LOOKING STATEMENTS, BASED UPON THE CURRENT BELIEFS AND EXPECTATIONS OF MANAGEMENT OF THE COMPANY REGARDING, AMONG OTHER THINGS, THE BUSINESS OF THE COMPANY, ARE SUBJECT TO RISKS AND UNCERTAINTIES, WHICH COULD CAUSE ACTUAL RESULTS TO DIFFER FROM THE FORWARD-LOOKING STATEMENTS. THE FOLLOWING FACTORS, AMONG OTHERS, COULD CAUSE ACTUAL RESULTS TO DIFFER FROM THOSE SET FORTH IN THE FORWARD-LOOKING STATEMENTS: (1) DIFFICULTIES ENCOUNTERED IN INTEGRATING THE MERGED COMPANIES; (2) OFFICERS AND DIRECTORS ALLOCATING THEIR TIME TO OTHER BUSINESSES AND POTENTIALLY HAVING CONFLICTS OF INTEREST WITH THE COMPANY'S BUSINESS; (3) SUCCESS IN RETAINING OR RECRUITING, OR CHANGES REQUIRED IN, THE COMPANY'S OFFICERS, KEY EMPLOYEES OR DIRECTORS FOLLOWING THE MERGER (AS DEFINED BELOW); (4) THE POTENTIAL LIQUIDITY AND TRADING OF THE COMPANY'S PUBLIC SECURITIES; (5) THE COMPANY'S REVENUES AND OPERATING PERFORMANCE; (6) CHANGES IN OVERALL ECONOMIC CONDITIONS; (7) THE COMPANY'S ABILITY TO RAISE AND SUCCESSFULLY INVEST ADDITIONAL CAPITAL; (8) RISKS AND COSTS ASSOCIATED WITH COMPLYING WITH CORPORATE GOVERNANCE REGULATION AND DISCLOSURE OBLIGATIONS (INCLUDING PURSUANT TO SECTION 404 OF THE SARBANES-OXLEY ACT OF 2002); (9) THE CONVERSION OF THE GUARDIAN NOTE (AS DEFINED BELOW); (10) THE COMPANY'S OBLIGATIONS PURSUANT TO THE GUARDIAN NOTE WHICH MAY NEGATIVELY AFFECT THE COMPANY'S FINANCIAL POSITION AND RESULTS OF OPERATIONS; AND (11) OTHER RISKS REFERENCED FROM TIME TO TIME IN THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC") AND THOSE FACTORS LISTED UNDER "RISK FACTORS" IN THE DEFINITIVE PROXY STATEMENT/PROSPECTUS DATED AS OF OCTOBER 28, 2009 AND FILED WITH THE SEC. THE INFORMATION SET FORTH HEREIN SHOULD BE READ IN LIGHT OF SUCH RISKS. THE COMPANY DOES NOT ASSUME ANY OBLIGATION TO UPDATE THE INFORMATION CONTAINED IN THIS REPORT.

Item.    1.01 Entry into Material Definitive Agreement.

        On November 13, 2009, Kennedy-Wilson Holdings, Inc., formerly Prospect Acquisition Corp. (the "Company" or "KW Holdings"), announced that it had closed a business combination transaction (the "Merger") contemplated by that certain Agreement and Plan of Merger, dated as of September 8, 2009, as amended (the "Merger Agreement"), by and among Prospect Acquisition Corp. ("Prospect"), Kennedy-Wilson, Inc. ("Kennedy-Wilson"), and KW Merger Sub Corp., a wholly-owned subsidiary of Prospect ("Merger Sub"), whereby Merger Sub merged with and into Kennedy-Wilson, with Kennedy-Wilson continuing as the surviving corporation and a wholly-owned subsidiary of the Company.

        The Merger Agreement and the amendments thereto were filed as Exhibits 2.1 through 2.3 to Prospect's Registration Statement on Form S-4, declared effective by the SEC on October 28, 2009, which included Prospect's definitive proxy statement/prospectus (the "Proxy Statement/Prospectus").

        Prospect held special meetings on November 13, 2009 of its stockholders and warrantholders. At Prospect's special meeting of stockholders, Prospect stockholders (i) approved the Merger and the Merger Agreement, (ii) approved amendments to Prospect's amended and restated certificate of incorporation to provide for a name change to "Kennedy-Wilson Holdings, Inc.", to increase the

Company's authorized shares, to provide for the Company's perpetual existence and to delete and replace Article Sixth, (iii) approved the 2009 Equity Participation Plan (the "2009 Plan"), and (iv) elected the seven director nominees.

        At the Prospect special meeting of warrantholders, Prospect warrantholders approved an amendment to the warrant agreement that governs all Prospect warrants to allow each Prospect warrantholder to elect, for each warrant purchased in its initial public offering (the "public warrants"), either to receive upon the closing of the Merger $0.55 in cash or to continue to hold his, her or its public warrant amended to provide for a new exercise price of $12.50, a redemption trigger price of $19.50 and an expiration date of November 14, 2013, subject to adjustment and proration as described in the Proxy Statement/Prospectus; and to amend the terms of the warrants purchased by Prospect's sponsors (the "sponsors warrants") to provide for an exercise price of $12.50, a redemption trigger price of $19.50 and an expiration date of November 14, 2013, subject to adjustment and proration as described in the Proxy Statement/Prospectus.

        Of the 25,000,000 public warrants outstanding prior to the consummation of the Merger, holders of 13,411,867 public warrants elected to continue to hold amended warrants. However, because a minimum of 12,500,000 warrants were required to be redeemed for cash upon consummation of the Merger pursuant to the Merger Agreement, a total of 911,867 warrants were cutback, consisting of 655,338 public warrants and 256,529 sponsor warrants. Each public warrant holder that elected to continue to hold an amended warrant and each sponsor warrant holder received $0.0269 in cash and 0.9511 warrants for each warrant held by such holder.

Warrant Agreement Amendment

        The preceding summary of the warrant agreement amendment is qualified in its entirety by reference to the complete text of the amendment, the form of which is included as Annex B to the Proxy Statement/Prospectus.

Warrant Agreement

        On November 13, 2009, in connection with the closing of the Merger, KW Holdings entered into a new warrant agreement with Continental Stock Transfer & Trust Company, setting forth the terms and conditions of the new warrants to purchase shares of KW Holdings' common stock. Pursuant to the agreement, public warrants have an exercise price of $12.50, an expiration date of November 14, 2013 and are redeemable by KW Holdings, in whole or in part, at a price of $0.01 per warrant if the sale price of KW Holdings' common stock equals or exceeds $19.50 per share for any 20 trading days within a 30 day trading period. Pursuant to the agreement, the sponsors warrants have an exercise price of $12.50, an expiration date of November 14, 2013 and are redeemable by KW Holdings in whole or in part at a price of $0.01 per warrant if the sale price of KW Holdings common stock equals or exceeds $19.50 per share for any 20 trading days within a 30 day trading period and are subject to certain transfer restrictions. The public warrants and sponsors' warrants are subject to other customary adjustments and limitations.

        The preceding summary of the new warrant agreement is qualified in its entirety by reference to the complete text of the agreement, the form of which is included as Annex C to the Proxy Statement/Prospectus.

Lock-Up Agreements

        In connection with the consummation of the Merger, William J. McMorrow, Mary Ricks, Freeman Lyle and Donald Herrema, executive officers of Kennedy-Wilson, entered into lock-up agreements with KW Holdings whereby each has agreed to not offer, sell, pledge or otherwise transfer:

  •
  any of the shares of KW Holdings common stock received as Merger consideration for three months after the Merger; and

  •
  90% of the shares of KW Holdings common stock received as Merger consideration and 100% of the shares of KW Holdings common stock received as management incentive shares in connection with grants to executives under the 2009 Plan, in each case, for one year after the Merger.

        The stockholders subject to the lock-up agreements may transfer their shares to any controlled affiliate, to any partner, stockholder or member of the stockholder, or for estate planning purposes only; provided in each case that any transferee agrees to be bound to the terms of the applicable lock-up agreement prior to any transfer.

        The preceding summary of the lock-up agreements is qualified in its entirety by reference to the complete text of the lock-up agreements, which a form of is filed as Exhibit 10.23 to the Registration Statement on Form S-4 that includes the Proxy Statement/Prospectus.

Item 2.01.    Completion of Acquisition or Disposition of Assets.

        On November 13, 2009, the Company announced that it had closed the Merger contemplated by the Merger Agreement. As a result of the Merger, Kennedy-Wilson became a wholly-owned subsidiary of Prospect and Prospect changed its name to Kennedy-Wilson Holdings, Inc.

        In connection with the Merger, the holders of Kennedy-Wilson common stock and preferred stock received an aggregate of 26 million shares of Prospect common stock (minus any dissenting shares) with each share of Kennedy-Wilson common stock automatically converting into the right to receive 3.8031 shares of Prospect common stock and each share of Kennedy-Wilson preferred stock automatically converting into the right to receive 105.6412 shares of Prospect common stock. A description of the Merger and the Merger Agreement is included in the Proxy Statement/Prospectus beginning on page 89 and page 140, respectively, which information is incorporated herein by reference.

        Disclosure responsive to Item 2.01(b) through (e) of Form 8-K is included in the Proxy Statement/Prospectus under "Business of Kennedy-Wilson" beginning on page 211, "Information Related to Prospect" beginning on page 195, "The Merger Proposal" beginning on page 89 and "The Merger Agreement" beginning on page 140, which information is incorporated herein by reference.

        Immediately following the consummation of the Merger, KW Holdings had 41,196,068 shares of common stock and warrants to purchase 17,750,000 shares of common stock outstanding. KW Holdings common stock and warrants are listed on AMEX under the new symbols "KWIC" and "KWIC.WS," respectively. Approximately $247.7 million was held in the trust account as of October 26, 2009, the record date for the Prospect special meeting of warrantholders and special meeting of stockholders. Upon consummation of the Merger, the funds were disbursed as follows: approximately $94.4 million to parties who executed certain Purchase Agreements with Prospect; approximately $44.0 million to Continental Stock Transfer & Trust Co. to be released to Prospect stockholders who voted against the transaction and properly elected to convert their shares to a pro rata portion of the trust account; approximately $6.9 million to Continental Stock Transfer & Trust Co. to be released to Prospect warrantholders who elected the cash amount in exchange for their public warrants or Prospect warrantholders who elected the amended warrant option and were pro-rata reduced in order to meet the minimum of 12,500,000 warrants electing the cash option. After payment of expenses incurred by

Prospect and Kennedy-Wilson, which totaled approximately $13.7 million, approximately $88.7 million of net proceeds were retained by KW Holdings. Additional deal-related expenses of approximately $2 million are expected to be paid from the KW Holdings operating account post-close.

Business

        Descriptions of Kennedy-Wilson's and Prospect's businesses are included in the Proxy Statement/ Prospectus under "Business of Kennedy-Wilson" beginning on page 211 and "Information Related to Prospect" beginning on page 195, which information is incorporated herein by reference.

Risk Factors

        Certain risks associated with the businesses of Kennedy-Wilson and Prospect are described under "Risk Factors" beginning on page 46 of the Proxy Statement/Prospectus, which information is incorporated herein by reference.

Financial Information

        Certain financial information related to Kennedy-Wilson and Prospect is included in the Proxy Statement/Prospectus under "Selected Historical Financial Information" beginning on page 155, "Kennedy-Wilson's Management's Discussion and Analysis of Financial Condition and Results of Operations" beginning on page 224 and "Prospect's Management's Discussion and Analysis of Financial Condition and Results of Operations" beginning on page 205, which information is incorporated herein by reference.

        Reference is also made to the disclosure entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" beginning on page 15 of Prospect's Quarterly Report on Form 10-Q filed with the SEC on November 6, 2009, which information is incorporated herein by reference.

        Additional financial information related to Kennedy-Wilson is included with this Current Report on Form 8-K under the headings "Kennedy-Wilson's Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Qualitative and Quantitative Disclosures about Market Risk" , which information is incorporated herein by reference.

Properties

        Information regarding the properties of Kennedy-Wilson is included in the Proxy Statement/ Prospectus under "Business of Kennedy-Wilson" beginning on page 211, which information is incorporated herein by reference.

Security Ownership of Certain Beneficial Owners and Management

        The following table sets forth information known to KW Holdings regarding the beneficial ownership of KW Holdings' common stock immediately following the consummation of the Merger by:

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  each person known by KW Holdings to be the beneficial owner of more than 5% of the outstanding shares of KW Holdings' common stock;

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  each of KW Holdings' executive officers and directors; and

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  all executive officers and directors of KW Holdings as a group.

        Several entities reported beneficial ownership of more than 5% of the outstanding shares of common stock of Prospect prior to the Merger. See "Beneficial Ownership of Securities" in the Proxy Statement/Prospectus beginning on page 265. Until such entities file reports on Schedule 13D or 13G with the Securities and Exchange Commission, KW Holdings is not able to determine whether such entities own more than 5% of KW Holdings outstanding common stock following the consummation of the Merger. The information set forth below with respect to entities that own more than 5% of KW Holdings is based solely upon information reported on Schedules 13D or 13G or amendments thereto filed with the SEC following the consummation of the Merger.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Approximate Percentage of Outstanding Common Stock(2)
Flat Ridge Investments LLC(3)	3,532,157	(4)	8.0%
David A. Minella(5)	3,532,157	(4)	8.0%
William J. McMorrow(7)	14,371,938	(6)	34.9%
Mary Ricks(7)	1,012,579		2.5%
Freeman A. Lyle(7)	728,622		1.8%
Barry S. Schlesinger(7)	114,209		*	%
James A. Rosten(7)	261,540		*	%
Robert E. Hart(7)	116,854		*	%
Donald J. Herrema(7)	556,875		1.4%
Kent Mouton(7)	128,630		*	%
Jerry R. Solomon(7)	57,837		*	%
Norm Creighton(7)	225,574		*	%
Thomas Sorell(7)	0		*	%
Cathy Hendrickson(7)	3,094		*	%
All executive officers and directors as a group	21,114,909		51.3%

*
Less than 1%

(1)
Amount and applicable percentage of ownership is based on 41,196,068 shares of the Company's common stock outstanding on November 13, 2009, which may in some instances results in a different percentage than reported by the beneficial owners on their respective Section 13 filings.

(2)
Amount and applicable percentage of ownership is based on 41,196,068 shares of the Company's common stock outstanding on November 13, 2009, which may in some instances results in a different percentage than reported by the beneficial owners on their respective Section 13 filings.

(3)
David A. Minella is the Managing Member of Flat Ridge Investments LLC, and may be deemed to beneficially own the same number of shares of common stock reported by Flat Ridge Investments LLC. Mr. Minella disclaims beneficial ownership of any shares in which he does not have a pecuniary interest. Mr. Minella and Flat Ridge Investments LLC have shared voting and dispositive power with respect to all of the reported shares of common stock. The business address of Mr. Minella and Flat Ridge Investments LLC is 814 Hollow Tree Ridge Road, Darien, Connecticut 06820. The foregoing information was derived from a Schedule 13G/A filed with the SEC on November 17, 2009.

(4)
Includes 2,710,741 sponsors warrants beneficially owned by Flat Ridge Investments LLC.

(5)
David A. Minella is the Managing Member of Flat Ridge Investments LLC, and may be deemed to beneficially own the 3,532,157 shares of common stock beneficially owned by Flat Ridge Investments LLC as of the record date, the 821,416 shares of common stock beneficially owned by Flat Ridge Investments LLC after taking into account the forfeiture and cancellation of the founders shares in connection with the Merger, and the 2,710,741 sponsor warrants beneficially owned by Flat Ridge Investments LLC. Mr. Minella disclaims beneficial ownership of any shares in which he does not have a pecuniary interest.

(6)
Includes 90,851 shares of common stock beneficially owned by Leslie McMorrow, Mr. McMorrow's wife, and 52,821 shares of common stock beneficially owned by Tyler McMorrow, Mr. McMorrow's son. Mr. McMorrow disclaims beneficial ownership of the shares owned by his wife and son.

(7)
The address for such individual is c/o Kennedy-Wilson, Inc., 9701 Wilshire Boulevard, Suite 700, Beverly Hills, California 90212. Except as otherwise indicated, each individual holds sole voting and dispositive power with respect to all reported shares of common stock.

Directors and Executive Officers and Certain Relationships and Transactions with Related Persons

        Effective upon the closing of the Merger, the following persons are officers of KW Holdings:

  •
  William J. McMorrow, Chief Executive Officer;

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  Freeman A. Lyle, Executive Vice President, Chief Financial Officer, Treasurer and Secretary;

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  Barry S. Schlesinger, Co-CEO of KW Commercial Investment Group;

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  Mary Ricks, Co-CEO of KW Commercial Investment Group;

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  James A. Rosten, President of Kennedy-Wilson Properties;

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  Donald J. Herrema, CEO of KW Capital Markets; and

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  Robert E. Hart, President of KW Multi-Family Management Group.

        Effective upon the closing of the Merger, the following persons are the members of KW Holdings' board of directors:

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  Cathy Hendrickson and Thomas Sorell in the class to stand for reelection in 2010;

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  Jerry Solomon and David A. Minella in the class to stand for reelection in 2011; and

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  William J. McMorrow, Kent Mouton and Norman Creighton in the class to stand for reelection in 2012.

        Information regarding the directors and executive officers of KW Holdings following the consummation of the Merger is included in the Proxy Statement/Prospectus under "The Director Election Proposal" beginning on page 186. Information regarding certain relationships and related transactions relative to the foregoing persons, to the extent applicable, is included in the Proxy Statement/Prospectus under "Certain Relationships and Transactions with Related Persons—Prospect Transactions with Related Persons" beginning on page 269 and "Certain Relationships and Transactions with Related Persons—Kennedy-Wilson Transactions with Related Persons" beginning on page 274, which information is incorporated herein by reference.

Executive Compensation

        Information regarding director and executive officer compensation of Kennedy-Wilson is included in the Proxy Statement/Prospectus under "Executive Compensation—Kennedy-Wilson Executive Compensation" beginning on page 243 and information regarding the compensation of Prospect's directors and executive prior to the completion of the Merger is included under "Executive Compensation—Prospect Executive Compensation" on page 243, which information is incorporated herein by reference.

Director Independence

        Information regarding director independence is included in the Proxy Statement/Prospectus under "The Director Election Proposal" beginning on page 186, which information is incorporated herein by reference.

Legal Proceedings

        Information regarding certain legal proceedings relating to Kennedy-Wilson is included in the Proxy Statement/Prospectus under "Business of Kennedy-Wilson—Legal Proceedings" on page 222, which information is incorporated herein by reference.

Market Price of and Dividends on Common Equity and Related Stockholder Matters

        Historical market price information regarding Kennedy-Wilson's securities prior to the Merger is included in the Proxy Statement/Prospectus under "Price Range of Securities and Dividends—Kennedy-Wilson" beginning on page 286 and historical market price information regarding Prospect's securities prior to the Merger is included in the Proxy Statement/Prospectus under "Price Range of Securities and Dividends—Prospect" beginning on page 285, which information is incorporated herein by reference.

Recent Sales of Unregistered Securities

        Not applicable.

Description of Securities

        A description of Prospect's common stock and other securities is included in the Proxy Statement/Prospectus under "Description of Prospect Securities" beginning on page 278, which information is incorporated herein by reference.

Indemnification of Directors and Officers

        Information regarding indemnification of directors and officers of KW Holdings is included in the Proxy Statement/Prospectus under "The Merger Proposal—Indemnification of Directors and Officers" on page 93 and "The Merger Agreement—Indemnification of Directors and Officers" on page 153, which information is incorporated herein by reference.

Financial Statements, Supplementary Data and Exhibits

        Financial information relating to Prospect and Kennedy-Wilson is included in the Proxy Statement/Prospectus under "Financial Statements" beginning on page F-3 and F-31, respectively, which information is incorporated herein by reference.

        Additional financial information relating to Prospect is included beginning on page 2 of Prospect's Quarterly Report on Form 10-Q filed with the SEC on November 6, 2009, which information is incorporated herein by reference.

        Additional financial information relating to KW Holdings and Kennedy-Wilson and its subsidiaries set forth under Item 9.01 of this Current Report on Form 8-K is incorporated herein by reference.

        Except as otherwise provided herein, all exhibits required to be filed pursuant to Regulation S-K Item 601 hereto were filed as exhibits to the Registration Statement on Form S-4 that includes the Proxy Statement/Prospectus and are incorporated herein by reference.

Item 2.03    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

        In connection with the Merger, a convertible subordinated note with a principal amount of $30 million that was issued by Kennedy-Wilson to Guardian Life Insurance Company of America ("Guardian") in November 2008 (the "Guardian Note") became convertible into shares of KW Holdings common stock pursuant to the terms of the Guardian Note. The Guardian Note bears interest at a fixed rate of 7%, payable quarterly, and the outstanding principal is due on November 3, 2018. Under the terms of the Merger Agreement and a letter agreement entered into between Kennedy-Wilson and Guardian on October 8, 2009, following the consummation of the Merger, Guardian has an option to convert, in whole or in part, the outstanding principal balance and accrued interest into common stock at a conversion price of $9.86 per share any time prior to May 3, 2017. At any time on or after May 3, 2017 and prior to the due date, KW Holdings may demand that Guardian convert the note in accordance with its terms. As of October 22, 2009, the outstanding principal balance and accrued interest of the Guardian Note were $30 million and $466,666, respectively. Upon consummation of the Merger, the estimated number of shares of common stock into which the Guardian Note will be convertible is 3,042,466.

        The preceding summary of the Guardian Note and the letter agreement is qualified in its entirety by reference to the complete text of the promissory note and letter agreement, which were filed as Exhibits 10.28 and 10.118, respectively, to the Registration Statement on Form S-4 that includes the Proxy Statement/Prospectus.

Item 3.03    Material Modifications to Rights of Security Holders.

        A description of KW Holdings' common stock and other securities as in effect following the closing of the Merger is included under "Description of Prospect Securities" beginning on page 278 of the Proxy Statement/Prospectus, which information is incorporated herein by reference.

        Additionally, a description of changes to KW Holdings' sponsors' warrants and public warrants as in effect following the closing of the Merger is included under "The Warrant Amendment Proposal" beginning on page 86 of the Proxy Statement/Prospectus, which information is incorporated herein by reference.

Item 5.01    Change in Control of Registrant.

        Immediately following the consummation of the Merger, former Prospect stockholders will hold approximately 31% of the total combined voting power of KW Holdings' outstanding common stock. The information set forth in Items 1.01 and 5.02 of this Current Report on Form 8-K is incorporated herein by reference.

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

        Effective immediately upon consummation of the Merger, David A. Minella resigned as the Chairman and Chief Executive Officer of Prospect, James J. Cahill resigned as Chief Financial Officer of Prospect and Patrick J. Landers resigned as President of Prospect.

        The following persons were appointed as officers of KW Holdings effective upon consummation of the Merger:

  •
  William J. McMorrow, Chief Executive Officer;

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  Freeman A. Lyle, Executive Vice President, Chief Financial Officer, Treasurer and Secretary;

  •
  Barry S. Schlesinger, Co-CEO of KW Commercial Investment Group;

  •
  Mary Ricks, Co-CEO of KW Commercial Investment Group;

  •
  James A. Rosten, President of Kennedy-Wilson Properties;

  •
  Donald J. Herrema, CEO of KW Capital Markets; and

  •
  Robert E. Hart, President of KW Multi-Family Management Group.

        Effective immediately upon consummation of the Merger, the following persons resigned as directors of Prospect: Michael P. Castine, William Cvengros, Michael Downey, Daniel Gressel, William Landman, Patrick J. Landers and John Merchant.

        Effective upon the closing of the Merger, the following persons are the members of KW Holdings' board of directors:

  •
  Cathy Hendrickson and Thomas Sorell in the class to stand for reelection in 2010;

  •
  Jerry Solomon and David A. Minella in the class to stand for reelection in 2011; and

  •
  William J. McMorrow, Kent Mouton and Norman Creighton in the class to stand for reelection in 2012.

        Biographical and compensation-related information for each of the foregoing persons is included in the Proxy Statement/Prospectus under "The Director Election Proposal" beginning on page 186 and "Executive Compensation" beginning on page 243, and information regarding certain relationships and related transactions relative to the foregoing persons, to the extent applicable, is included in the Proxy Statement/Prospectus under "Certain Relationships and Transactions with Related Persons" beginning on page 269, which information is incorporated herein by reference.

        The audit committee, compensation committee and nominating committees of KW Holding's board of directors after the Merger are comprised of Messrs. Creighton and Minella and Ms. Hendrickson, with Mr. Creighton serving as chair of the audit committee and compensation committee and Ms. Hendrickson serving as chair of the nominating committee.

        In connection with the consummation of the Merger, KW Holdings adopted the 2009 Plan, which was approved by the Prospect stockholders on November 13, 2009. Information regarding the 2009 Plan set forth under "The Equity Participation Plan Proposal" beginning on page 176 of the Proxy Statement/Prospectus is incorporated herein by reference. A copy of the 2009 Plan is included as Annex E to the Proxy Statement/Prospectus.

        On November 18, 2009, the Company, William J. McMorrow, the Chief Executive Officer of KW Holdings, and Mary Ricks, Co-CEO of KW Commercial Investment Group, entered into a Waiver and Modification With Respect to Employment Agreement Amendments, pursuant to which: (a) Mr. McMorrow voluntarily waived his right to receive a $4.425 million bonus payment on January 1, 2011 upon the fulfillment of certain conditions as set forth in Section 12 of his employment agreement; and (b) Ms. Ricks voluntarily waived her right to receive a $1.0 million bonus payment on January 1, 2011 upon the fulfillment of certain conditions as set forth in Section 13 of her employment agreement.

        The preceding summary of the Waiver and Modification With Respect to Employment Agreement Amendments is qualified in its entirety by reference to the complete text of the Waiver and Modification With Respect to Employment Agreement Amendments, which a form of is attached to this Current Report as Exhibit 10.1 and is incorporated herein by reference.

Item 5.03    Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

        In connection with the Merger, on November 13, 2009, Kennedy-Wilson filed an amended and restated certificate of incorporation with the Delaware Secretary of State amending and restating its previous amended and restated certificate of incorporation. The form of the amended and restated

certificate of incorporation as currently in effect was filed as Exhibit 3.3 to the Registration Statement on Form S-4 that includes the Proxy Statement/Prospectus.

Item 5.06    Change in Shell Company Status.

        The information under Item 2.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01    Financial Statements and Exhibits.

(a)   Financial Statements of Businesses Acquired.

        Financial information relating to Kennedy-Wilson is included in the Proxy Statement/Prospectus beginning on page F-31, which information is incorporated herein by reference.

        Financial statements of KW Residential LLC and Subsidiaries for the fiscal years ended December 31, 2007 and 2008 are filed herewith beginning on page F-1.

        Financial statements of Kennedy-Wilson and Subsidiaries for the nine months ended September 30, 2009 are filed herewith beginning on page F-16.

(b)   Pro Forma Financial Information.

        Pro forma financial information relating to KW Holdings is filed herewith beginning on page PF-1.

(c)   Shell Company Transactions.

        The information included in Items 9.01(a) and 9.01(b) of this Current Report on Form 8-K is incorporated herein by reference.

(d)   Exhibits

Exhibit No.	Description
10.1	Waiver and Modification With Respect to Employment Agreement Amendments

 SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 19, 2009	KENNEDY-WILSON HOLDINGS, INC.
	By:	/s/ FREEMAN A. LYLE Name: Freeman A. Lyle Title: Chief Financial Officer

 KENNEDY-WILSON'S MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Kennedy-Wilson Consolidated Financial Results and Comparison of nine months ended September 30, 2009 and nine months ended September 30, 2008

        Kennedy-Wilson's revenues for the nine months ended September 30, 2009 and nine months ended September 30, 2008 were $60.3 million and $24.7 million, respectively. Total operating expenses for the same periods were $53.3 million and $22.7 million, respectively. Net loss attributable to the Kennedy-Wilson common stockholders was $7.4 million for the nine months ended September 30, 2009 compared to net income of $0.1 million attributable to the Kennedy-Wilson common stockholders for the nine months ended September 30, 2008.

Revenues

Services Segment Revenues

        In the nine months ended September 30, 2009, management and leasing generated revenues of $13.8 million (including related party fees of $6.8 million), representing 23% of Kennedy-Wilson's total revenue, compared to approximately $13.7 million (including approximately $5.8 million in related party fees) and 54% of total revenue in the nine months ended September 30, 2008. Comparing the two nine-month periods, management and leasing fees increased 1% primarily due to increased asset management fees associated with KW Property Funds II and III. Management and leasing fees include asset management, construction management, leasing services, engineering and other services to property owners.

        Commissions revenues in the nine months ended September 30, 2009 decreased to $4.7 million (including approximately $0.9 million in related party fees), representing 8% of total revenues compared to commission revenues in the nine months ended September 30, 2008 of $8.7 million (including related party fees of approximately $3.8 million). Acquisition fees decreased $3.7 million in the nine months ended September 30, 2009 as compared to the nine months ended September 30, 2008. The decrease can be attributed primarily to the current disarray in the debt and equity markets, which has caused a reduction in the acquisition of commercial and apartment properties and the related acquisition fees. Kennedy-Wilson's brokerage activities provide clients and Kennedy-Wilson with development and implementation of marketing plans, sealed bid auctions and open bid auctions.

Investments Segment Revenues

        Rental income increased 12% to $2.0 million in the nine months ended September 30, 2009 from $1.8 million in the nine months ended September 30, 2008. Rental income includes rental and other income from properties in which Kennedy-Wilson holds a controlling interest. The office property in Japan was the main cause for the increase in rental income because the property was acquired in mid-2008 and was included for all of 2009. Sale of real estate for the nine months ended September 30, 2009 produced gross revenue of $39.8 million related to the sale of 90 condominium units in Los Angeles, California and the sale of land in southern California to KW Property Fund III. Kennedy-Wilson has a 5% investment in KW Property Fund III.

Operating Expenses

        Operating expenses in the nine months ended September 30, 2009 were approximately $53.3 million, representing a 135% increase over $22.7 million in the nine months ended September 30, 2008. This increase was due to the cost of real estate sold associated with the sale of condominium units and land in southern California.

Services Segment Operating Expenses

        Commissions and marketing expenses increased to $2.6 million in the nine months ended September 30, 2009 from $1.8 million in the nine months ended September 30, 2008. The increase in commission expense corresponds to the higher percentage of auction fees in commission revenues in the first nine months of 2009 compared to 2008, which incur the majority of commission expenses. As noted above, commission revenue for the first nine months of 2008 included a greater component of acquisition fees, which incur a relatively minor portion of expenses.

        Compensation and related expenses were approximately $15.6 million in the nine months ended September 30, 2009, up 5% from $14.9 million in the nine months ended September 30, 2008. The change was due primarily to the expense recognized for the stock option plan that was implemented in 2009.

        General and administrative expenses were $4.4 million in the nine months ended September 30, 2009, representing a 7% decrease from expenses of $4.8 million in the nine months ended September 30, 2008. During 2009, the company incurred $0.7 million of non-recurring merger-related costs, offset by a decrease attributable to the implementation of cost cutting measures.

Investments Segment Operating Expenses

        Rental operating expenses in the nine months ended September 30, 2009 and 2008 were approximately $2.0 million and $0.6 million, respectively. Rental operating expense includes operating expenses from properties, in which Kennedy-Wilson holds a controlling interest. The increase of 231% can be attributed to the operating expense from a condominium project that was acquired in June 2009 and a large apartment project acquisition in February 2008. The apartment project was included for nine months in 2009 in comparison to seven and a half months in 2008.

        Cost of real estate sold was $28.0 million for the nine months ended September 30, 2009 and relates to the disposition of condominium units and land in southern California. There were no such sales during the nine month period ended September 30, 2008.

Other Operating Expenses

        Depreciation and amortization expense increased to $0.8 million in the nine months ended September 30, 2009, a 15% increase from $0.7 million in the nine months ended September 30, 2008. The change was primarily due to the inclusion in 2009 of nine months' depreciation expense for the two properties acquired during 2008.

Investments Segment Equity in Joint Venture Income

        Investments in joint ventures generated income of $1.0 million during the nine months ended September 30, 2009, a decrease of 83% from income of $5.7 million recorded in the nine months ended September 30, 2009, due primarily to the fair value gain recognized in 2008.

Non-Operating Items

        Interest and other income was $0.3 million in the nine months ended September 30, 2009, compared to $0.5 million in the nine months ended September 30, 2008. The change was due to lower interest income on bank and escrow deposits, which resulted from decrease in interest rates. In addition, a note receivable was paid off in the first half of 2008.

        Interest expense was $10.8 million in the nine months ended September 30, 2009, an increase of 91% compared to $5.7 million in the nine months ended September 30, 2008. The increase was due to the interest expense on the debt incurred for the condominium project acquisition and the debt service on the $30 million subordinate convertible loan originated in November 2008.

        Other than temporary impairment on available-for-sale security of $0.3 million represents the write-down of the value of a stock investment during the nine months ended September 30, 2009. There was no write-down during the nine months ended September 30, 2008.

        The benefit from income taxes was approximately $2.0 million for the nine months ended September 30, 2009, compared to the income tax provision of approximately $0.9 million for the nine months ended September 30, 2008. The change was due to the decrease in income before provision for income taxes and the increase in income attributable to noncontrolling interest of $3.0 million for the nine months ended September 30, 2009.

Liquidity and Capital Resources

        Kennedy-Wilson's liquidity and capital resources requirements include expenditures for joint venture investments, real estate held for sale, distressed debt and working capital needs. Historically, Kennedy-Wilson has not required significant capital resources to support Kennedy-Wilson's brokerage and property management operations. Kennedy-Wilson finances its operations with internally generated funds and borrowings under Kennedy-Wilson's revolving lines of credit. Kennedy-Wilson's investments in real estate are typically financed by mortgage loans secured primarily by that real estate. These mortgage loans are generally nonrecourse in that, in the event of default, recourse will be limited to the mortgaged property serving as collateral. In some cases, Kennedy-Wilson guarantees a portion of the loan related to a joint venture investment, usually until some condition, such as completion of construction or leasing or certain net operating income criteria, has been met. Kennedy-Wilson does not expect these guarantees to materially affect liquidity or capital resources.

Historical Cash Flows

        Net cash used in operating activities totaled $12.9 million for the nine months ended September 30, 2009, an increase of $0.8 million as compared to the nine months ended September 30, 2008. The change was primarily due increase in gain on sale of real estate, the decrease in equity in joint venture income, and the increase in deferred and accrued income taxes as well as accruals for expenses and other liabilities during the nine months ended September 30, 2009.

        Net cash used in investing activities totaled approximately $8.4 million for the nine months ended September 30, 2009, a decrease of $87.1 million as compared to the nine months ended September 30, 2008. The decrease was primarily due to decreased investment activity during the nine months ended September 30, 2009.

        Net cash provided by financing activities totaled approximately $6.3 million for the nine months ended September 30, 2009, a decrease of $89.1 million as compared to the nine months ended September 30, 2008. The decrease was primarily due to no preferred stock issued during the nine months ended September 30, 2009. The change includes the payments of dividends to preferred stockholders, which were funded by the combination of cash from operations, borrowings from lines of credit, and proceeds from sale of investments.

        To the extent that Kennedy-Wilson engages in additional strategic investments, including real estate, note portfolio, or acquisitions of other property management companies, it may need to obtain third-party financing which could include bank financing or the public sale or private placement of debt or equity securities. Kennedy-Wilson believes that existing cash, plus capital generated from property management and leasing, brokerage, sales of real estate owned, collections from notes receivable, as well as its current lines of credit, will provide Kennedy-Wilson with sufficient capital requirements for the foreseeable future.

        Under its current joint venture strategy, Kennedy-Wilson generally contributes property, expertise, and typically a fully funded initial cash contribution (without commitment to additional funding by Kennedy-Wilson). Capital required for additional improvements and supporting operations during lease-up and stabilization periods is generally obtained at the time of acquisition via debt financing or third party investors. Accordingly, Kennedy-Wilson generally does not have significant capital commitments with unconsolidated entities. Infrequently, there may be some circumstances when Kennedy-Wilson, usually with the other members of the joint venture entity, may be required to contribute additional capital for a limited period of time. Kennedy-Wilson believes that it has the capital resources, generated from its business activities and borrowing capacity, to finance any such capital requirements, and does not believe that any additional capital contributions to joint ventures will materially affect liquidity.

        Kennedy-Wilson's need, if any, to raise additional funds to meet its capital requirements will depend on many factors, including the success and pace of the implementation of its strategy for growth. Kennedy-Wilson regularly monitors capital raising alternatives to be able to take advantage of other available avenues to support its working capital and investment needs, including strategic partnerships and other alliances, bank borrowings, and the sale of equity or debt securities. Kennedy- Wilson expects to meet the repayment obligations of notes payable and borrowings under lines of credit from cash generated by its business activities, including the sale of assets and the refinancing of debt. Kennedy-Wilson intends to retain earnings to finance its growth and, therefore, does not anticipate paying dividends.

Contractual Obligations and Commercial Commitments

        At September 30, 2009, Kennedy-Wilson's contractual cash obligations, including debt, lines of credit, capital lease obligations and operating leases include the following:

	Payments due by period
	Total	Less than 1 year	1 - 3 years	4 - 5 years	After 5 years
Contractual obligations
Borrowings:
Notes payable	$27,533,000	$5,619,000	$16,857,000	$5,057,000	$—
Borrowings under lines of credit	19,500,000	—	19,500,000	—	—
Mortgage loans payable	24,079,000	22,127,000	1,952,000	—	—
Subordinated debt	70,000,000	—	—	—	70,000,000

Total borrowings	141,112,000	27,746,000	38,309,000	5,057,000	70,000,000

Capital lease obligations	200,000	41,000	110,000	26,000	23,000
Operating leases	10,112,000	1,838,000	3,891,000	1,809,000	2,574,000

Total contractual cash obligations	$151,424,000	$29,625,000	$42,310,000	$6,892,000	$72,597,000

Off-Balance Sheet Arrangements

        Kennedy-Wilson has provided guarantees associated with loans secured by assets held in various joint venture partnerships. The maximum potential amount of future payments (undiscounted) Kennedy-Wilson could be required to make under the guarantees was approximately $37.0 million and $46.0 million at September 30, 2009 and December 31, 2008, respectively. During the nine months ended September 30, 2009, several loans were been paid down, which reduced the guarantees to approximately $37.0 million. The guarantees expire by the year end of 2011 and Kennedy-Wilson's performance under the guarantees would be required to the extent there is a shortfall in liquidation between the principal amount of the loan and the net sales proceeds of the property. If

Kennedy-Wilson were to become obligated to perform on these guarantees, it could have an adverse affect on its financial condition.

Impact of Inflation and Changing Prices

        Inflation has not had a significant impact on the results of operations of Kennedy-Wilson in recent years and is not anticipated to have a significant impact in the foreseeable future. Kennedy-Wilson's exposure to market risk from changing prices consists primarily of fluctuations in rental rates of commercial and residential properties, market interest rates on residential mortgages and debt obligations and real estate property values. The revenues associated with the commercial services businesses are impacted by fluctuations in interest rates, lease rates, real property values and the availability of space and competition in the market place. Commercial service revenues are derived from a broad range of services that are primarily transaction driven and are therefore volatile in nature and highly competitive. The revenues of the property management operations with respect to rental properties are highly dependent upon the aggregate rents of the properties managed, which are affected by rental rates and building occupancy rates. Rental rate increases are dependent upon market conditions and the competitive environments in the respective locations of the properties. Employee compensation is the principal cost element of property management. Economic trends in 2009 were characterized by general decrease in commercial leasing volume in the U.S.

Qualitative and Quantitative Disclosures about Market Risk

        The primary market risk exposure of Kennedy-Wilson relates to changes in interest rates in connection with its short-term borrowings, some of which bear interest at variable rates based on lender's base rate, prime rate, and LIBOR plus an applicable borrowing margin. These borrowings do not give rise to a significant interest rate risk because they have short maturities. Historically, Kennedy-Wilson has not experienced material gains or losses due to interest rate changes.

Interest Rate Risk

        Kennedy-Wilson has established an interest rate management policy, which attempts to minimize its overall cost of debt, while taking into consideration the earnings implications associated with the volatility of short-term interest rates. As part of this policy, Kennedy-Wilson has elected to maintain a combination of variable and fixed rate debt.

        The tables below represent contractual balances of Kennedy-Wilson's financial instruments at the expected maturity dates as well as the fair value at September 30, 2009, and December 31, 2008. The expected maturity categories take into consideration actual amortization of principal and do not take into consideration reinvestment of cash. The weighted average interest rate for the various assets and liabilities presented are actual as of September 30, 2009, and December 31, 2008. Kennedy-Wilson closely monitors the fluctuation in interest rates, and if rates were to increase significantly, Kennedy-Wilson believes that it would be able to either hedge the change in the interest rate or to refinance the loans with fixed interest rate debt. All instruments included in this analysis are non-trading.

	Principal maturing in:
								Fair Value September 30, 2009
(in thousands)	2009	2010	2011	2012	2013	Thereafter	Total
Interest rate sensitive assets
Cash equivalents	$—	—	—	—	—	—	$—	$—
Average interest rate	—	—	—	—	—	—	—	—
Variable rate receivables	—	—	—	—	—	—	—	—
Average interest rate	—	—	—	—	—	—	—	—
Fixed rate receivables	2,404	500	3,455	—	—	—	6,359	6,359
Average interest rate	8.76%	10.00%	7.50%	—	—	—	8.17%	—

Total	$2,404	$500	$3,455	—	—	—	$6,359	$6,359

Weighted average interest rate	8.76%	10.00%	7.50%	—	—	—	8.17%	—

Interest rate sensitive liabilities
Variable rate borrowings	$1,640	$7,006	$26,056	$6,400	—	—	$41,102	$41,102
Average interest rate	4.23%	4.22%	3.49%	4.19%	—	—	3.75%	—
Fixed rate borrowings	—	20,740	—	—	—	67,400	88,140	88,140
Average interest rate	—	6.16%	—	—	—	8.23%	7.74%	—

Total	$1,640	$27,746	$26,056	$6,400	—	$67,400	$129,242	$129,242

Weighted average interest rate	4.23%	5.67%	3.49%	4.19%	—	8.23%	6.47%	—

Recently Issued Accounting Pronouncements

        In June 2009, the FASB issued Statement of Financial Accounting Standards No. 168, The FASB Accounting Standards Codification and Hierarchy of Generally Accepted Accounting Principles, a replacement of FASB Statement No. 162. SFAS No. 168 replaces SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles, to establish the FASB Accounting Standards Codification (the "Codification") as the source of authoritative accounting principles recognized by the FASB to be applied by non-governmental entities in preparation of financial statements in conformity with GAAP. SFAS No. 168 is effective for interim and annual reporting periods ending after September 15, 2009. We have updated our references to accounting literature in these consolidated financial statements to those contained in the Codification.

        Effective April 1, 2009, we adopted the provisions of the Subsequent Events Subsections of FASB Codification Subtopic 855-10 that establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued. FASB Codification Subtopic 855-10 sets forth the period after the balance sheet date during which management of a reporting entity should evaluate or transactions that may occur for potential recognition in the financial statements, identifies the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements, and the disclosures that should be made about events or transactions that occur after the balance sheet date.

        Effective January 1, 2009, we adopted the provisions of the Noncontrolling Interests Subsections of FASB Codification Subtopic 810-10 which require that amounts previously reported as minority interests in our consolidated financial statements be reported as noncontrolling interests and included in equity. Noncontrolling Interests Subsections of FASB Codification Subtopic 810-10 is effective for periods beginning on or after December 15, 2008, and earlier adoption is prohibited. The adoption of this literature has no material impact to the accompanying consolidated financial statements.

        Effective January 1, 2009, we adopted the provisions of the Determining Useful Life of Intangible Assets Subsections of FASB Codification Subtopic 350-30 which provides guidance on factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset. The adoption of this literature has no material impact to the accompanying consolidated financial statements.

        Effective January 1, 2009, we adopted the provisions of the Equity Method Investment Accountings Subsections of FASB Codification Subtopic 323-10 which requires that other-than-temporary impairment testing by the investor should be performed at the investment level and that a separate impairment assessment of the underlying assets is not required. An impairment charge by the investee should result in an adjustment of the investor's basis of the impaired asset for the investor's pro-rata share of such impairment. In addition, Equity Method Investment Accountings Subsections of FASB Codification Subtopic 323-10 addresses the resolution on how to account for an issuance of shares by an investee that reduces the investor's ownership share of the investee. An investor should account for such transactions as if it had sold a proportionate share of its investment with any gains or losses recorded through earnings. Equity Method Investment Accountings Subsections of FASB Codification Subtopic 323-10 also addresses the accounting for a change in an investment from the equity method to the cost method after adoption of Noncontrolling Interests Subsections of FASB Codification Subtopic 810-10. Equity Method Investment Accountings Subsections of FASB Codification Subtopic 323-10 also requires cessation of the equity method of accounting and application of Accounting for Certain in Debt and Equity Securitites Subsections of FASB Codification Subtopic 320-10 or cost method under Equity Method Investment Accountings Subsections of FASB Codification Subtopic 323-10, as appropriate. The adoption of this literature did not materially impact Kennedy-Wilson's financial position or results of operations.

 INDEX TO FINANCIAL INFORMATION

Page
Report of Independent Registered Public Accounting Firm	F-1
Consolidated Balance Sheets of KW Residential LLC and Subsidiaries as of December 31, 2008 and December 31, 2007	F-2
Comprehensive Statement of Operations and Comprehensive Income (Loss) of KW Residential LLC and Subsidiaries for the Years ended December 31, 2008, 2007 and 2006	F-3
Consolidated Statement of Members' Equity of KW Residential LLC and Subsidiaries for the Three Years ended December 31, 2008	F-4
Consolidated Statement of Cash Flow of KW Residential LLC and Subsidiaries for the Years ended December 31, 2008, 2007 and 2006	F-5
Notes to Consolidated Financial Statements	F-6
Consolidated Balance Sheets of Kennedy-Wilson, Inc. and Subsidiaries as of September 30, 2009 and December 31, 2007	F-16
Comprehensive Statements of Income and Comprehensive Income of Kennedy-Wilson, Inc. and Subsidiaries for the Nine Months ended September 30, 2009 and 2008	F-17
Consolidated Statement of Equity of Kennedy-Wilson, Inc. and Subsidiaries	F-18
Consolidated Statement of Cash Flows of Kennedy-Wilson, Inc. and for the Nine Months ended September 30, 2009 and 2008	F-19
Notes to Consolidated Financial Statements	F-20
Pro Forma Financial Information of Kennedy-Wilson Holdings, Inc.	PF-1

 REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Management and Members
KW Residential LLC

        We have audited the accompanying consolidated balance sheets KW Residential LLC (a Delaware company) and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of operations and comprehensive income (loss), members' equity, and cash flows for each of the three years in the period ended December 31, 2008. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidation financial position of KW Residential LLC and subsidiaries as of December 31, 2008 and 2007, and the results of their consolidated operations and their consolidated cash flows for each of the three years in the period ended December 31, 2008 in conformity with accounting principles generally accepted in the United States of America.

/s/ GRANT THORNTON TAIYO ASG

Tokyo, Japan
October 22, 2009

KW Residential LLC and Subsidiaries

Consolidated Balance Sheets

	December 31,
	2008	2007
Assets
Cash and cash equivalents	$26,083,113	$11,155,516
Accounts receivable, net	551,163	218,937
Real estate held for sale	29,109,269	285,814,177
Rental property, net	553,482,580	159,808,008
Other assets	18,033,489	9,640,318

Total assets	$627,259,614	$466,636,956

Liabilities and members equity
Liabilities
Accounts payable and accrued expenses	5,906,421	3,823,030
Security deposits	2,555,748	1,742,399
Income tax payable	296,557	792,468
Short-term financing	26,180,162	313,915,157
Long-term debt	381,345,107	106,725,586
Other liabilities	4,191,299	1,823,166

Total liabilities	420,475,294	428,821,806

Commitments and contingencies	—	—
Members' equity
Contributed capital	178,032,153	37,593,058
Accumulated deficit	(4,819,597)	(748,711)
Accumulated other comprehensive income	33,571,764	970,803

Total members' equity	206,784,320	37,815,150

Total liabilities and members' equity	$627,259,614	$466,636,956

The accompanying notes are an integral part of these financial statements.

KW Residential LLC and Subsidiaries

Consolidated Statement of Operations and Comprehensive Income (Loss)

	Year ended December 31,
	2008	2007	2006
Revenue
Rental income	$28,278,928	$17,775,822	$2,592,675
Sale of real estate	—	1,263,218	—
Management fees	43,831	—	—
Broker commission	—	—	725,401

Total revenue	28,322,759	19,039,040	3,318,076
Cost of real estate sold	—	1,119,857	—

Net revenue	28,322,759	17,919,183	3,318,076

Operating Expenses
Property expenses	7,694,554	5,453,554	1,442,958
Compensation and related expenses	2,453,719	1,810,129	1,079,642
General and administrative expenses	2,621,865	1,421,894	159,381
Depreciation and amortization	5,413,136	1,711,439	279,943

Total operating expenses	18,183,274	10,397,016	2,961,924

Total operating income	10,139,485	7,522,167	356,152
Non-operating expense
Interest expense	(12,936,440)	(6,897,284)	(844,841)
Other	(897,904)	(5,237)	(61,256)

Income (loss) before provision for income taxes	(3,694,859)	619,646	(549,945)
Provision for income taxes	376,027	338,561	6,669

Net income (loss)	(4,070,886)	281,085	(556,614)
Other comprehensive income (loss) net of tax
Foreign currency translation gain (loss)	32,600,961	1,227,746	(256,943)

Total comprehensive income (loss)	$28,530,075	$1,508,831	$(813,557)

The accompanying notes are an integral part of these financial statements.

KW Residential LLC and Subsidiaries

Consolidated Statement of Members' Equity

For the three years ended December 31, 2008

	Contributed Capital	Accumulated Deficit	Accumulated Other comprehensive income	Total
Balance, January 1, 2006	$89,996	$(473,182)	$—	$(383,186)
Capital contributions	12,224,429	—	—	12,224,429
Other comprehensive loss
Foreign currency translation adjustment	—	—	(256,943)	(256,943)
Net loss	—	(556,614)	—	(556,614)

Balanace, December 31, 2006	12,314,425	(1,029,796)	(256,943)	11,027,686
Capital contributions	25,278,633	—	—	25,278,633
Other comprehensive income
Foreign currency translation adjustment	—	—	1,227,746	1,227,746
Net income	—	281,085	—	281,085

Balance, December 31, 2007	37,593,058	(748,711)	970,803	37,815,150
Capital contributions	140,439,095	—	—	140,439,095
Other comprehensive income
Foreign currency translation adjustment	—	—	32,600,961	32,600,961
Net loss	—	(4,070,886)	—	(4,070,886)

Balance, December 31, 2008	$178,032,153	$(4,819,597)	$33,571,764	$206,784,320

The accompanying notes are an integral part of these financial statements.

KW Residential LLC and Subsidiaries

Consolidated Statement of Cash Flow

	Year ended December 31,
	2008	2007	2006
Cash flows from operating activities:
Net income (loss)	$(4,070,886)	$281,085	$(556,614)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	5,413,136	1,711,439	279,943
Unrealized losses for derivatives	586,064	71,194	—
(Gains)/losses related to property and equipment disposal	—	(12,163)	—
Provision for deferred income taxes	(22,468)	(351,035)	—
Purchases of real estate held for sale	(24,471,106)	(235,946,142)	(199,879,182)
Change in assets and liabilities:
Other assets	(4,602,792)	(4,374,892)	177,242
Accounts payable	(106,907)	(72,700)	207,247
Accrued expenses and other liabilities	1,027,428	(746,326)	2,640,077
Income taxes payable	(614,443)	737,016	30,566

Net cash flow used by operating activities	(26,861,974)	(238,702,524)	(197,100,721)

Cash flows from investing activities:
Tenant deposits received (returned), net	155,538	(269,754)	(214,701)

Net cash flow provided (used) by investing activities	155,538	(269,754)	(214,701)

Cash flow from financing activities:
Borrowings under short-term financing	24,950,951	235,323,237	178,559,487
Repayment of short-term financing	(348,547,327)	(107,672,672)	—
Borrowings of long-term debt	217,176,713	89,855,592	13,658,678
Capital contributions	140,439,095	25,278,633	12,224,429

Net cash flow provided by financing activities	34,019,432	242,784,790	204,442,594

Effect of exchange rate changes on cash and cash equivalents	7,614,601	335,309	(169,928)

Net change in cash and cash equivalents	14,927,597	4,147,821	6,957,244
Cash and cash equivalents, beginning of year	11,155,516	7,007,695	50,451

Cash and cash equivalents, end of year	$26,083,113	$11,155,516	$7,007,695

Supplemental disclosure of cash paid (refunded) for during the year:
Interest	$10,113,179	$6,031,495	$561,356
Income tax	1,012,938	(47,420)	(23,987)
Supplemental disclosure of non-cash transfers of real estate from held for sale to rental property	$313,557,739	$109,305,479	$—

The accompanying notes are an integral part of these financial statements.

KW Residential, LLC and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2008 and 2007

NOTE 1—ORGANIZATION

        KW Residential LLC, a Delaware corporation, and its subsidiaries, collectively referred to as "the Company", was established in August 2005 and is jointly owned by Kennedy Wilson, Inc. (35%) and Wachovia Development Corp., now a unit of Wells Fargo, Inc. (65%). Through its Japanese subsidiaries, namely KW Investment Co. Ltd ("KWI"), KIWI, KIWI 2, KIWI 3, KIWI 4, KIWI 5, and KIWI 6, the Company is a real estate investment and services firm. The Company's investments include a portfolio of multifamily real estate properties comprising about 2400 units in 50 properties, located primarily in Tokyo and surrounding areas. The Company also provides real estate services in Japan, including asset management and brokerage services to its own portfolio as well as to institutional investors, developers, and financial institutions. The Company has twelve employees, all located in its headquarters office in central Tokyo.

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        BASIS OF CONSOLIDATION—The consolidated financial statements include the accounts of KW Residential LLC and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation. In addition, the Company evaluates its relationships with other entities to identify whether they are variable interest entities as defined by FASB Interpretation No. 46 (revised December 2003) Consolidation of Variable Interest Entities ("FIN 46R") and to assess whether it is the primary beneficiary of such entities. If the determination is made that KW Residential LLC is the primary beneficiary, then that entity is included in the consolidated financial statements in accordance with FIN 46R. Certain subsidiaries use different fiscal year-ends from the Company's fiscal year-end of December 31. Material differences in intercompany transactions and accounts arising from the use of the different fiscal year-ends are adjusted in consolidation, and were not material.

        OPERATING CURRENCY—The functional currency of the Japanese entities is the Japanese yen. Their financial statements are translated into US dollars by translating assets and liabilities at the closing rate on the balance sheet date and income statement items at average exchange rates during the year, with translation adjustments reported directly in members' equity.

        USE OF ESTIMATES—The preparation of the accompanying consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (US GAAP) requires management to make estimates and assumptions about future events. These estimates and the underlying assumptions affect the amounts of assets and liabilities reported, disclosure about contingent assets and liabilities, and reported amounts of revenues and expenses. Such estimates include the value of accounts receivable, income taxes, long-lived assets, and legal contingencies. These estimates and assumptions are based on management's best estimate and judgment. Management evaluates its assumptions on an ongoing basis using historical experience and other factors, including the current economic environment, which management believes to be reasonable under the circumstances. Management adjusts such estimates and assumptions when facts and circumstances dictate. Illiquid credit markets, volatile energy markets, and declines in consumer spending have combined to increase the uncertainty inherent in such estimates and assumptions. As future events and their effects cannot be determined with precision, actual results could differ significantly from these estimates. Changes in those estimates resulting from continuing changes in the economic environment will be reflected in the financial statements in future periods.

KW Residential, LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2008 and 2007

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        REVENUE RECOGNITION—Management and leasing fees and commissions revenues are accounted for in accordance with the provisions of SEC Staff Accounting Bulletin 104. Management fees for property and asset management are recognized over time as earned based upon the terms of the management agreement. Leasing fees that are payable upon tenant occupancy, payment of rent or other events beyond the Company's control are recognized upon the occurrence of such events. In the case of real estate sales commissions, this generally occurs when escrow closes.

        Rental income from residents is recognized over the leasing period. Rental agreements are cancelable, by tenant, on one-month notice.

        Sales of real estate are recognized at the close of escrow when title to the real property passes to the buyer. The Company follows the requirements for profit recognition as set forth by Statement of Financial Accounting Standards No. 66, Accounting for Sales of Real Estate.

        CASH AND CASH EQUIVALENTS—Cash and cash equivalents consist of cash and all highly liquid investments purchased with initial maturities of three months or less.

        ACCOUNTS RECEIVABLE—Accounts receivable consists of rental income receivable. The Company evaluates collectability of accounts receivable monthly. Those that are determined to be uncollectable are written-off. As of December 31, 2008 and 2007 there were no material uncollectable accounts receivable.

        LEASE—The Company leases its headquarters under a cancelable operating contract with 180 days notice. Rent expense was $268,800, $214,307 and $204,071 for the year ended December 31, 2008, 2007 and 2006, respectively. Aggregated monthly lease costs are $21,721.

        REAL ESTATE—Real estate held for sale is stated at the lower of cost or market, determined by the identified cost method.

        The Company acquired its portfolio of multifamily real estate properties primarily for the purpose of selling for a profit within a short period of time, which was estimated to be one year or less. These assets are classified as real estate held for sale and financed with short term one-year bridge loans. No depreciation is recognized during the holding period.

        Due to the recent world wide economic recession and tight credit market, the Company found it necessary to revise its strategy. As the bridge loans approached maturity, the Company refinanced the properties with long term three-year financing, and at the same time reclassified the properties to rental property. Simultaneous with the real estate reclassification, the Company began depreciating the non-land portion of the properties.

        RENTAL PROPERTY—Rental property is stated at the lower of cost or market value at the date it was transferred from "Held for sale" status, based on appraised value. Major maintenance and improvements are capitalized; minor replacements, maintenance and repairs are charged to current

KW Residential, LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2008 and 2007

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

operations. Depreciation of property and equipment is computed on the straight-line method over the following estimated useful lives of the assets:

Buildings	31 to 46 Years
Short-lived structures and others	2 to 19 Years
Machinery and equipment	2 to 14 Years

        Aggregate depreciation expenses for property and equipment for the years ended December 31, 2008, 2007 and 2006 were $5,413,136, $1,711,439 and $279,943, respectively.

        LONG-LIVED ASSETS—Management reviews its long-lived assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable in accordance with Statement of Financial Accounting Standards No. 144 Accounting for Impairment or Disposal of Long-Lived Assets. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized in the amount by which the carrying amount of the asset exceeds the estimated fair value of the asset. Assets to be disposed of are separately presented in the balance sheet and reported at the lower of the carrying amount or estimated fair value less costs to sell, and are no longer depreciated. The assets and liabilities of a disposal group classified as held for sale are presented separately in the appropriate asset and liability sections of the consolidated balance sheet.

        GUARANTEES—The Company was the beneficiary of a guarantee by Kennedy-Wilson Inc. and Wachovia Development Corporation, members of the Company, for an unsecured bank overdraft privilege by KWR (GK), a subsidiary of the Company. The maximum potential amount of future payments (undiscounted) that could be required under the guarantee was approximately $53 million at December 31, 2007. The guarantee expired in September 2008 since KWR (GK) repaid the bank overdraft and did not renew it.

        INCOME TAXES—Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Beginning with the adoption of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (FIN 48) as of January 1, 2007, the Company recognizes the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. Prior to the adoption of FIN 48, the Company recognized the effect of income tax positions only if such positions were probable of being sustained. There was no impact upon adoption of FIN 48.

        FAIR VALUE MEASUREMENTS—On January 1, 2008, the Company adopted the provisions of Statement of Financial Accounting Standards (SFAS) ASB Statement No. 157, Fair Value Measurements,

KW Residential, LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2008 and 2007

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

for fair value measurements of financial assets and financial liabilities and for fair value measurements of nonfinancial items that are recognized or disclosed at fair value in the financial statements on a recurring basis. Statement 157 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Statement 157 also establishes a framework for measuring fair value and expands disclosures about fair value measurements. The adoption of Statement 157 was not material.

        FAIR VALUE OF FINANCIAL INSTRUMENTS—The estimated fair value of The Company's financial instruments is determined using available market information and appropriate valuation methodologies. Considerable judgement, however, is necessary to interpret market data and develop the related estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that could be realized upon disposition of the financial instruments. The use of different market assumptions or estimation methodologies may have a material impact on the estimated fair value amounts. The carrying amount of cash and cash equivalents, accounts receivable, accounts payable, accrued expenses and other liabilities, accrued salaries and benefits, and deferred and accrued income taxes approximate fair value due to their short-term maturities. The carrying value of notes receivable approximate fair value as they are negotiated based upon the fair value of loans with similar characteristics.

        FAIR VALUE OPTION—Effective January 1, 2008, The Company adopted the provisions of SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities. Statement 159 gives the Company the irrevocable option to report most financial assets and financial liabilities at fair value on an instrument-by-instrument basis, with changes in fair value reported in earnings. The Company has not elected to use this option.

        CAPITALIZED INTEREST—The Company capitalizes interest in accordance with Statement of Financial Accounting Standards No. 34, Capitalization of Interest Cost for assets that are undergoing development or entitlement activities in preparation for their planned principal operations. For qualifying equity investments, interest is capitalized in accordance with SFAS No. 58, Capitalization of Interest Cost in Financial Statements That Include Investments Accounted for Under the Equity Method (an amendment of FASB Statement No. 34). An appropriate interest rate is applied to the Company's cash investment in the qualifying asset. The interest is credited against interest expense and added to the basis in the investment. Interest is capitalized when the development or entitlement activity commences and ceases when the investment has begun its planned principal operations. The Company has not capitalized interest as of the balance sheet dates presented, as the properties accrued were fully developed and substantially leased.

        DERIVATIVE FINANCIAL INSTRUMENTS—The Company accounts for derivatives in accordance with Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended, which requires that all derivative instruments be recorded on the balance sheet at their respective fair values and the changes in the fair value of the derivative instrument be reported in current earnings. As of December 31, 2008 and 2007 the Company had derivative financial instruments arising from interest rate caps in the amounts of $224,369 and $55,678, respectively at fair value.

KW Residential, LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2008 and 2007

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        DEFERRED FINANCING COSTS—In accordance with the Accounting Principles Board Opinion 21 "Interest on Receivables and Payables", the Company recognizes debt issue costs on the balance sheet as deferred charges and amortizes the balance over the term of the related debt. The Company follows the guidance in the EITF 95-13 "Classification of Debt Issue Costs in the Statement of Cash Flows" and classifies cash payments for debt issue costs as a financing activity.

NOTE 3—RECENT ACCOUNTING PRONOUNCEMENTS

        In December 2007, the FASB issued SFAS No. 141(R), Business Combinations. Statement 141(R) requires identifiable assets, liabilities, noncontrolling interests, and goodwill acquired in a business combination to be recorded at fair value. Statement 141(R) is effective for transactions occurring on or after December 15, 2008, and earlier adoption is prohibited. The adoption of Statement 141(R) will affect the total purchase price of future acquisitions, as acquisition costs will be expensed and the allocation of fair value to specific assets will be different. The Company is continuing to evaluate the impact the adoption of this statement will have on its consolidated financial statements

        In April 2008, the FASB issued Staff Position FAS 142-3, "Determination of the Useful Life of Intangible Assets." FSP FAS 142-3 amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under Statement 142. FSP FAS 142-3 is effective for fiscal years beginning after December 15, 2008. Management is currently evaluating the impact, if any, of adopting FSP FAS 142-3 on its financial position and results of operations.

        In November 2008, the FASB's Emerging Issues Task Force reached a consensus on EITF Issue No. 08-6, "Equity Method Investment Accounting Considerations." EITF 08-6 continues to follow the accounting for the initial carrying value of equity method investments in APB Opinion No. 18, The Equity Method of Accounting for Investments in Common Stock, which is based on a cost accumulation model and generally excludes contingent consideration. EITF 08-6 also specifies that other-than-temporary impairment testing by the investor should be performed at the investment level and that a separate impairment assessment of the underlying assets is not required. An impairment charge by the investee should result in an adjustment of the investor's basis of the impaired asset for the investor's pro-rata share of such impairment. In addition, EITF 08-6 reached a consensus on how to account for an issuance of shares by an investee that reduces the investor's ownership share of the investee. An investor should account for such transactions as if it had sold a proportionate share of its investment with any gains or losses recorded through earnings. EITF 08-6 also addresses the accounting for a change in an investment from the equity method to the cost method after adoption of Statement 160. EITF 08-6 affirms the existing guidance in APB 18, which requires cessation of the equity method of accounting and application of FASB Statement No. 115, Accounting for Certain Investments in Debt and Equity Securities, or the cost method under APB 18, as appropriate. EITF 08-6 is effective for transactions occurring on or after December 15, 2008. Management does not anticipate that the adoption of EITF 08-6 will materially impact the Company's financial position or results of operations.

KW Residential, LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2008 and 2007

NOTE 4—REAL ESTATE HELD FOR SALE

        The composition of real estate held for sale consisted on the following at December 31:

	2008	2007
Buildings and structures	$14,046,983	$140,876,795
Land	15,062,286	144,937,382

Total	$29,109,269	$285,814,177

NOTE 5—RENTAL PROPERTY

        Rental property consists of the following:

	2008	2007
Land	$269,430,325	$68,915,230
Buildings	287,915,519	91,871,774
Machinery and equipment and other	4,247,961	1,075,809
Less accumulated depreciation	(8,111,225)	(2,054,805)

Rental property, net	$553,482,580	$159,808,008

NOTE 6—OTHER ASSETS

        The composition of other assets consisted on the following at December 31:

	2008	2007
Tenant deposits	$3,255,718	$3,461,490
Consumption taxes receivable	7,531,550	1,748,572
Deferred tax assets	373,503	351,035
Advance payments	59,783	2,156,474
Investment securities	33,655	26,779
Capitalized loan costs	5,851,035	1,579,588
Other	928,245	316,380

	$18,033,489	$9,640,318

KW Residential, LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2008 and 2007

NOTE 7—SHORT-TERM FINANCING

        Short-term financing was incurred in connection with the acquisition of real estate, and includes the following at December 31:

	2008	2007
Secured loans from bank, due March 2009 with an interest of 1.875% per annum	$26,180,162	$—
Secured loans from bank, due March 2008 with an interest of 1.875% per annum	—	2,019,444
Unsecured loans from banks, due March to May 2008 with an interest of 1.875% per annum	—	172,699,956
Unsecured loans from bank, due July 2008 with interest ranging from 1.23% to 3.85% per annum	—	53,026,955
Unsecured loans from financial institution, due May 2008 with an interest of Yen LIBOR plus 1.50% per annum	—	86,168,802

	$26,180,162	$313,915,157

        As of December 31, 2008, certain land and buildings, with a book value of $27,902,574, were pledged as collateral for short-term financing of $26,180,162.

        The Company's short-term financing arrangements include covenants with which the Company was in compliance at December 31, 2008.

KW Residential, LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2008 and 2007

NOTE 8—LONG-TERM DEBT

        Long-term debt was incurred in connection with refinancing of rental property, and includes the following at December 31.

	2008	2007
Unsecured bond representing obligations to bank, due May 2009 on lump-sum payment with interest rate of Yen LIBOR (rate of 0.7425% at December 31, 2008) plus 2.03% per annum	$17,505,276	$13,928,414
Unsecured loan representing obligations to security company, due August 2010 on lump-sum payment with interest ranging from Yen LIBOR (rate of 0.7425% at December 31, 2008) plus 0.50% to Yen LIBOR plus 5.30% per annum	116,627,791	92,797,172
Secured bond representing obligations to banks, due March to August 2011 on lump-sum payment with interest raging from TIBOR (rate of 0.84406% at December 31, 2008) plus 0.30% to TIBOR plus 1.79% per annum	155,214,928	—
Secured loan representing obligations to bank, due March 2011 on lump-sum payment with interest rate of TIBOR (rate of 0.84406% at December 31, 2008) plus 0.65% per annum	21,826,058	—
Secured loan representing obligations to financial institution, due March 2011 on lump-sum payment with interest rate of TIBOR (rate of 0.84406% at December 31, 2008) plus 4.50% per annum	10,552,038	—
Unsecured loan representing obligations to bank, due September 2011 on lump-sum payment with interest rate of TIBOR (rate of 0.84406% at December 31, 2008) plus 0.80% per annum	32,766,856	—
Secured loan representing obligations to financial institution, due September 2011 on lump-sum payment with interest rate of TIBOR (rate of 0.84406% at December 31, 2008) plus 6.00% per annum	26,852,160	—

Total	$381,345,107	$106,725,586

        As of December 31, 2008, certain land and buildings, with a book value of $550,380,723, were pledged as collateral for certain debt obligation.

        The aggregate amounts of annual maturities of long-term debt at December 31, 2008 are as follows:

Year ending December 31,
2009	$17,505,276
2010	116,627,791
2011	247,212,040

$381,345,107

        The Company's long-term debt arrangements include covenants with which the Company was in compliance at December 31, 2008.

KW Residential, LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2008 and 2007

NOTE 9—INCOME TAX

        Provision for income taxes for the years ended December 31, 2008, 2007 and 2006 consists of following:

	2008	2007	2006
Current	$398,495	$689,596	$6,669
Deferred	(22,468)	(351,035)	—

	$376,027	$338,561	$6,669

        There are no foreign tax obligations of the Company.

        The significant components of deferred tax assets and liabilities at December 31 are as follows:

	2008	2007
Deferred tax assets:
Tax loss carryforwards	$2,107,371	$556,489
Accrued enterprise taxes	5,372	57,485
Accrued expenses	36,157	31,818
Depreciation	192,286	125,876
Real estate held for sale	92,130	73,305
Other	47,558	62,551

Gross deferred tax assets	2,480,874	907,524
Less: Valuation allowance	(2,107,371)	(556,489)

Total deferred tax assets	$373,503	$351,035

        Deferred tax assets are included in other assets on the consolidated balance sheet.

        Management has provided a valuation allowance against deferred tax assets at December 31, 2008 and 2007, respectively to reduce tax assets to management's estimate of the amount more likely than not to be recovered because of the uncertainty of the timing of realization.

        Income taxes in Japan applicable to the Company are imposed by the national, prefectural and municipal governments, and in the aggregate resulted in a normal effective statutory rate of approximately 40.69% for the years ended December 31, 2008, 2007 and 2006. A reconciliation of the effective income tax rate reflected in the accompanying consolidated statements of income to the

KW Residential, LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2008 and 2007

NOTE 9—INCOME TAX (Continued)

combined normal effective statutory tax rate for the years ended December 31, 2008, 2007 and 2006 is as follows:

	2008	2007	2006
Effective statutory tax rate	40.69%	40.69%	40.69%
Nondeductible expenses	(3.94)	14.39	0.00
Change in valuation allowances	(46.98)	0.73	(40.86)
Per capita tax	(1.02)	0.90	0.00
Others, net	1.07	(2.07)	(1.04)

Effective income tax rate	(10.18)%	54.64%	(1.21)%

        At December 31, 2008, the Company had loss carryforwards of $5,179,088 for tax purposes. Such carryforwards, if not utilized, are scheduled to expire as follows:

2013	$15,363
2014	186,257
2015	4,977,468

Total	$5,179,088

NOTE 10—RELATED PARTY TRANSACTIONS

        Kennedy Wilson Inc. and Wachovia Development Corp., the members of the Company, provided administrative, consultation and professional service to the Company.

        In 2008, the Company paid to Kennedy Wilson $270,479 for payroll services and $138,891 for consultant service. For 2007 the amounts were $269,184 and $486,277, respectively. In 2006, Kennedy Wilson was paid $265,551 for payroll services. Accounts payable related to these items were $21,620 and $43,146 at the December 31, 2008 and 2007, respectively.

        Wachovia Development Corp. was paid $142,081 for consultant services and $24,696 for professional services in 2008. They were paid $488,447 for consultant services in 2007. Accounts payable related to these items were $62,125 and $556,236 at December 31, 2008 and 2007, respectively.

NOTE 11—SUBSEQUENT EVENT

        In March 2009, the Company refinanced the entire $26,180,162 of short-term financing secured by two of its properties. The new long-term debt in the amount of $12,218,149 matures March 2012 and carries an interest rate of TIBOR (0.84406% at December 31, 2008) plus 3% per year. In connection with the refinancing, the members contributed $13,962,013 in additional capital to the Company.

Kennedy-Wilson, Inc. and Subsidiaries

Consolidated Balance Sheets

	September 30, 2009	December 31, 2008
	(unaudited)
Assets
Cash and cash equivalents	$10,317,000	$25,831,000
Accounts and notes receivable	13,356,000	9,548,000
Income tax receivable	1,439,000	1,414,000
Investment in real estate available for sale	14,215,000	—
Investments in real estate, net	41,085,000	48,727,000
Investments in joint ventures ($16,820,000 and $15,088,000 carried at fair value as of September 30, 2009 and December 31, 2008, respectively)	159,168,000	142,188,000
Goodwill and other assets	30,961,000	28,175,000

Total assets	$270,541,000	$255,883,000

Liabilities and equity
Liabilities
Accounts payable and other liabilities	$21,491,000	$18,658,000
Line of credit, notes payable, mortgages and other long-term debt	138,513,000	131,423,000

Total liabilities	160,004,000	150,081,000

Equity
Convertible preferred stock, $0.01 par value: 5,000,000 shares authorized, 53,000 shares issued and outstanding as of September 30, 2009 and December 31, 2008. The preferred stock is mandatorily convertible to common stock on the third anniversary from issue date of September 2008	1,000	1,000
Common stock, $0.01 par value: 50,000,000 shares authorized; 5,350,298 and 5,466,150 shares issued and outstanding as of September 30, 2009 and December 31, 2008, respectively	54,000	55,000
Other stockholders' equity	100,938,000	105,495,000

Total Kennedy-Wilson, Inc. stockholders' equity	100,993,000	105,551,000
Noncontrolling interests	9,544,000	251,000

Total equity	110,537,000	105,802,000

Total liabilities and equity	$270,541,000	$255,883,000

See accompanying notes to consolidated financial statements.

Kennedy-Wilson, Inc. and Subsidiaries

Consolidated Statements of Income and
Comprehensive Income

(unaudited)

	Nine months ended September 30,
	2009	2008
Revenue
Management and leasing fees and commissions	$18,491,000	$22,336,000
Sales of real estate	39,833,000	564,000
Rental and other income	1,997,000	1,765,000

Total revenue	60,321,000	24,665,000

Operating expenses
Commission, marketing, compensation and related expenses	18,165,000	16,689,000
Cost of real estate sold	27,973,000	—
Rental and other expenses	1,968,000	595,000
General, administrative, depreciation and amortization	5,183,000	5,434,000

Total operating expense	53,289,000	22,718,000

Equity in joint venture income	432,000	5,663,000

Total operating income	7,464,000	7,610,000
Non-operating income (expense)
Interest income	320,000	504,000
Interest expense	(10,810,000)	(5,653,000)
Other than temporary impairment on available-for-sale security	(323,000)	—

(Loss) income before provision for income taxes	(3,349,000)	2,461,000
Benefit from (provision for) income taxes	1,964,000	(926,000)

Net (loss) income	(1,385,000)	1,535,000
Net income attributable to the noncontrolling interest	(3,058,000)	(141,000)
Preferred stock dividends and accretion of beneficial conversion feature	(2,952,000)	(1,324,000)

Net (loss) income attributable to Kennedy-Wilson, Inc. common stockholders	(7,395,000)	70,000
Other comprehensive income (loss), net of tax	4,299,000	(354,000)

Total comprehensive loss attributable to Kennedy-Wilson common stockholders	$(3,096,000)	$(284,000)

Basic (loss) income per share:
Net (loss) income attributable to Kennedy-Wilson, Inc. common stockholders	$(1.30)	$0.01

Weighted average number of common shares outstanding—basic	5,682,893	5,939,875
Diluted (loss) income per share:
Net (loss) income attributable to Kennedy-Wilson, Inc. common stockholders	$(1.30)	$0.01

Weighted average number of common shares outstanding—diluted	5,682,893	5,939,875

See accompanying notes to consolidated financial statements.

Kennedy-Wilson, Inc. and Subsidiaries

Consolidated Statement of Equity

	Preferred Stock		Common Stock				Accumulated Other Comprehensive Loss
					Additional Paid-in Capital	Retained Earnings		Noncontrolling Interests
	Shares	Amount	Shares	Amount					Total
Balance, January 1, 2008	—	$—	5,619,224	$56,000	$9,921,000	$47,118,000	$(238,000)	$219,000	$57,076,000
Issuance of preferred stock	53,000	1,000	—	—	52,353,000	—	—	—	52,354,000
Issuance of common stock—exercise of stock options	—	—	11,250	1,000	92,000	—	—	—	93,000
Repurchase of common stock	—	—	(164,324)	(2,000)	(6,168,000)	—	—	—	(6,170,000)
Amortization of equity compensation	—	—	—	—	1,015,000	—	—	—	1,015,000
Discount on convertible subordinated debt	—	—	—	—	2,813,000	—	—	—	2,813,000
Other comprehensive loss:
Foreign currency translation	—	—	—	—	—	—	240,000	—	240,000
Dividends—preferred stock	—	—	—	—	—	(2,264,000)	—	—	(2,264,000)
Net income	—	—	—	—	—	613,000	—	54,000	667,000
Contributions from noncontrolling interests	—	—	—	—	—	—	—	482,000	482,000
Distributions to noncontrolling interests	—	—	—	—	—	—	—	(504,000)	(504,000)

Balance, December 31, 2008	53,000	1,000	5,466,150	55,000	60,026,000	45,467,000	2,000	251,000	105,802,000
Issuance of common stock—exercise of stock options	—	—	540	—	5,000	—	—	—	5,000
Repurchase of common stock			(116,392)	(1,000)	(3,690,000)	—	—	—	(3,691,000)
Amortization of equity compensation	—	—	—	—	761,000	—	—	—	761,000
Stock compensation expense	—	—	—	—	1,301,000	—	—	—	1,301,000
Other comprehensive loss:
Foreign currency translation, net of tax	—	—	—	—	—	—	4,105,000	—	4,105,000
Unrealized loss on marketable security, net of tax	—	—	—	—	—	—	194,000	—	194,000
Dividends—preferred stock	—	—	—	—	—	(2,790,000)		—	(2,790,000)
Accretion of preferred stock beneficial conversion	—	—	—	—	162,000	(162,000)	—	—	—
Net income (loss)	—	—	—	—	—	(4,443,000)	—	3,058,000	(1,385,000)
Contributions from noncontrolling interests	—	—	—	—	—	—	—	6,248,000	6,248,000
Distributions to noncontrolling interests	—	—	—	—	—	—	—	(13,000)	(13,000)

Balance, September 30, 2009 (unaudited)	53,000	$1,000	5,350,298	$54,000	$58,565,000	$38,072,000	$4,301,000	$9,544,000	$110,537,000

See accompanying notes to consolidated financial statements.

 Kennedy-Wilson, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

Nine months ended September 30, 2009 and 2008

(unaudited)

	Nine months ended September 30,
	2009	2008
Net cash used in operating activities	$(12,850,000)	$(12,065,000)
Cash flows from investing activities:
Settlement of notes receivable	602,000	5,443,000
Additions to notes receivable	(3,163,000)	(8,000)
Net proceeds from sale of real estate	40,634,000	6,821,000
Purchases of and additions to real estate	(35,962,000)	(40,298,000)
Return of capital—distributions from joint ventures	2,374,000	9,806,000
Contributions to joint ventures	(13,410,000)	(77,806,000)

Net cash used in investing activities	(8,925,000)	(96,042,000)

Cash flow from financing activities:
Borrowings under notes payable	37,059,000	20,227,000
Repayment of notes payable	(30,714,000)	(5,972,000)
Borrowings under lines of credit	20,000,000	30,957,000
Repayment of lines of credit	(14,000,000)	(18,000,000)
Borrowings under mortgage loans payable	30,286,000	29,027,000
Repayment of mortgage loans payable	(35,754,000)	(7,234,000)
Debt issue costs	(789,000)	(1,054,000)
Issuance of preferred stock	—	52,941,000
Issuance of common stock	5,000	—
Repurchase of common stock	(3,691,000)	(4,359,000)
Dividends paid—preferred stock	(2,376,000)	(1,322,000)
Contributions from noncontrolling interests	6,248,000	365,000
Distributions to noncontrolling interests	(13,000)	(226,000)

Net cash provided by financing activities	6,261,000	95,350,000

Net decrease in cash and cash equivalents	(15,514,000)	(12,757,000)
Cash and cash equivalents, beginning of year	25,831,000	24,248,000

Cash and cash equivalents, end of year	$10,317,000	$11,491,000

Supplemental disclosure of non-cash investing activities:
Unrealized loss on marketable security, net of tax	$194,000	$—
Foreign currency translation, net of tax	4,106,000	354,000
Beneficial conversion of convertible subordinated debt	213,000	—

Non-Cash Items

  In 2008, the Company converted notes receivable from various executives and directors of the Company related to a joint venture investment in Japan into equity in the Japanese joint venture resulting in an increase in investments in joint ventures of $4,397,000 and a decrease in notes receivable of $4,397,000.

  In 2009, the debt on a piece of land that was sold was assumed by the buyer resulting in a decrease of proceeds from the sale of real estate of $2,025,000 and reduction of repayment of mortgage loans payable of $2,025,000.

  At September 30, 2009, $414,000 of preferred dividends were declared and not paid resulting in an increase in accured expenses and other liabilities.

See accompanying notes to consolidated financial statements.

Kennedy-Wilson, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

September 30, 2009

NOTE 1—BASIS OF PRESENTATION

        Kennedy-Wilson's unaudited interim consolidated financial statements have been prepared in conformity with U.S. generally accepted accounting principles used in the preparation of the company's annual financial statements. Accordingly, they do not include all of the information and footnotes required by U.S. generally accepted accounting principles for complete financial statements. In the opinion of Kennedy-Wilson, all adjustments, consisting of only normal and recurring items, necessary for a fair presentation of the results of operations for the nine-month periods ended September 30, 2009 and 2008 have been included. The results of operations for these periods are not necessarily indicative of results that might be expected for the full year ended December 31, 2009. For further information, your attention is directed to the footnote disclosures found in Kennedy-Wilson's 2008 Annual Report.

        The consolidated financial statements include the accounts of Kennedy-Wilson and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation. In addition, Kennedy-Wilson evaluates its relationships with other entities to identify whether they are variable interest entities as defined by Variable Interest Entities Subsections of FASB Codification Subtopic 810-10 and to assess whether it is the primary beneficiary of such entities. If the determination is made that Kennedy-Wilson is the primary beneficiary, then that entity is included in the consolidated financial statements in accordance with Variable Interest Entities Subsections of FASB Codification Subtopic 810-10.

        The ownership of the other interest holders of consolidated subsidiaries is reflected as noncontrolling interest. The preparation of the accompanying consolidated financial statements in conformity with U. S. generally accepted accounting principles requires management to make estimates and assumptions about future events. These estimates and the underlying assumptions affect the amounts of assets and liabilities reported, disclosure about contingent assets and liabilities, and reported amounts of revenues and expenses. As future events and their effects cannot be determined with precision, actual results could differ significantly from these estimates.

        On June 6, 2009, Kennedy-Wilson acquired a condominium project located in Los Angeles, California. The Project was purchased for the purposes of resale and was classified as held for sale at the date of acquisition. Management having the authority has committed to a plan of disposal and is actively marketing the property and expects to dispose of all of the condominium units within one year.

        Kennedy-Wilson has evaluated all subsequent events through November 19, 2009.

NOTE 2—RECENT ACCOUNTING PRONOUNCEMENTS

        In June 2009, the FASB issued Statement of Financial Accounting Standards No. 168, The FASB Accounting Standards Codification and Hierarchy of Generally Accepted Accounting Principles, a replacement of FASB Statement No. 162. SFAS No. 168 replaces SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles, to establish the FASB Accounting Standards Codification (the "Codification") as the source of authoritative accounting principles recognized by the FASB to be applied by non-governmental entities in preparation of financial statements in conformity with GAAP. SFAS No. 168 is effective for interim and annual reporting periods ending after September 15, 2009. We have updated our references to accounting literature in these consolidated financial statements to those contained in the Codification.

Kennedy-Wilson, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

September 30, 2009

NOTE 2—RECENT ACCOUNTING PRONOUNCEMENTS (Continued)

        Effective January 1, 2009, we adopted the provisions of the Determining Useful Life of Intangible Assets Subsections of FASB Codification Subtopic 350-30 which provides guidance on factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset. The adoption of this literature has no material impact to the accompanying consolidated financial statements.

        Effective January 1, 2009, we adopted the provisions of the Equity Method Investment Accountings Subsections of FASB Codification Subtopic 323-10 which requires that other-than-temporary impairment testing by the investor should be performed at the investment level and that a separate impairment assessment of the underlying assets is not required. An impairment charge by the investee should result in an adjustment of the investor's basis of the impaired asset for the investor's pro-rata share of such impairment. In addition, Equity Method Investment Accountings Subsections of FASB Codification Subtopic 323-10 addresses the resolution on how to account for an issuance of shares by an investee that reduces the investor's ownership share of the investee. An investor should account for such transactions as if it had sold a proportionate share of its investment with any gains or losses recorded through earnings. Equity Method Investment Accountings Subsections of FASB Codification Subtopic 323-10 also addresses the accounting for a change in an investment from the equity method to the cost method after adoption of Noncontrolling Interests Subsections of FASB Codification Subtopic 810-10. Equity Method Investment Accountings Subsections of FASB Codification Subtopic 323-10 also requires cessation of the equity method of accounting and application of Accounting for Certain Debt and Equity Securitites Subsections of FASB Codification Subtopic 320-10 or cost method under Equity Method Investment Accounting Subsections of FASB Codification Subtopic 323-10, as appropriate. The adoption of this literature did not materially impact Kennedy-Wilson's financial position or results of operations.

NOTE 3—GUARANTEES

        Kennedy-Wilson has certain guarantees associated with loans secured by assets held in various joint venture partnerships. The maximum potential amount of future payments (undiscounted) Kennedy-Wilson could be required to make under the guarantees was approximately $37 million and $46 million at September 30, 2009 and December 31, 2008, respectively. The guarantees expire through 2011 and Kennedy-Wilson's performance under the guarantees would be required to the extent there is a shortfall in liquidation between the principal amount of the loan and the net sales proceeds of the property. Based upon Kennedy-Wilson's evaluation of guarantees under Estimated Fair Value of Guarantees Subsections of FASB Codification Subtopic 460-10, the estimated fair value of guarantees made as of September 30, 2009 is immaterial.

NOTE 4—INVESTMENT IN REAL ESTATE

        Kennedy-Wilson disposed of residential land with a historical cost basis of $5.7 million during the nine month period ended September 30, 2009 for a gain of $0.5 million. Kennedy-Wilson has continuing involvement with the property and as a result has not included this transaction in discontinued operations.

        Additionally, a 149-unit condominium project was acquired for $33.5 million and is presented as real estate held for sale. During the nine months ended September 30, 2009, the joint venture sold and closed escrow on 90 units generating a net gain on sale after expenses of $11.4 million.

Kennedy-Wilson, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

September 30, 2009

NOTE 5—INVESTMENTS IN JOINT VENTURES

        Kennedy-Wilson has a number of joint venture interests, with ownership generally ranging from 5% to 50%, which were formed to acquire, manage, develop and/or sell real estate. Kennedy-Wilson has significant influence over these entities, but not voting or other control and accordingly, these investments are accounted for under the equity method.

        During the nine months ended September 30, 2009, Kennedy-Wilson made contributions to joint ventures totaling $13.4 million, received distributions from joint ventures of $2.9 million, and recorded equity in joint ventures income of $1.0 million.

NOTE 6—FAIR VALUE MEASUREMENTS AND THE FAIR VALUE OPTION

FAIR VALUE MEASUREMENTS

        The following table presents fair value measurements (including items that are required to be measured at fair value and items for which the fair value option has been elected) as of September 30, 2009 classified according to Fair Value Measurements and Disclosures Subsections of FASB Codification Subtopic 820-10 valuation hierarchy:

	Level 1	Level 2	Level 3	Total
Available-for-sale security	$28,000	$—	$—	$28,000
Investment in joint ventures	—	—	16,820,000	16,820,000

	$28,000	$—	$16,820,000	$16,848,000

        The following table presents changes in Level 3 investments for the year ended September 30, 2009:

	December 31, 2008	Net Purchases or sales	Realized gains or losses	Unrealized appreciation or (depreciation)	Net transfers in or out of Level 3	Total
Investment in joint ventures	$15,088,00	$1,660,000	$—	$72,000	$—	$16,820,000

        Kennedy-Wilson has an investment in an investment company (the "Fund") and records its investment based on the amount of net assets that would be allocated to its interests in the Fund assuming the Fund was to liquidate its investments at fair value. The investment company reports its investments in real estate at fair value based on valuations of the underlying real estate holdings and indebtedness securing the real estate. The indebtedness securing the real estate and the investments in debt securities were valued, in part, by a third party valuation firm also using an income approach. During the nine months ended September 30, 2009, Kennedy-Wilson made contributions to the joint venture of $1.8 million, received distributions from the joint venture of $0.1 million, and recorded equity in the joint venture's income of $0.1 million. Kennedy-Wilson's investment balance in the Fund was $4,083,000 at September 30, 2009.

Kennedy-Wilson, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

September 30, 2009

NOTE 6—FAIR VALUE MEASUREMENTS AND THE FAIR VALUE OPTION (Continued)

        FAIR VALUE OPTION—Kennedy-Wilson has elected the fair value option for two investments in joint venture entities that were acquired during 2008. The first investment in joint venture has a partial interest in a condominium development located in Richmond, California that was acquired from the developer in June of 2008. The developer retained an ownership interest in the condominium project that is subordinated to all of the other ownership interests in the entity that holds the fee simple interest in the real estate. The second investment in joint venture has a partial ownership interest in an entity that has two investments. The first investment is a partial interest in the same condominium development as the first investment in joint venture and the second is an interest in an office building located in San Francisco, California. Kennedy-Wilson elected to record these investments at fair value to more accurately reflect the timing of the value created in the underlying investments and to report those results in current operations. Kennedy-Wilson does not believe the other investments in joint ventures will demonstrate these characteristics. Kennedy-Wilson determines the fair value of these investments based upon the income approach, utilizing estimates of future cash flows, discount rates and liquidity risks. As of September 30, 2009, investments for which fair value treatment was elected under Fair Value of Financial Instruments Subsections of FASB Codification Subtopic 825-10 totaled $12,737,000.

NOTE 7—LINE OF CREDIT, MORTGAGE AND OTHER LONG-TERM DEBT

        During the nine month period ended September 30, 2009 Kennedy-Wilson borrowed $20.0 million and paid down $14.0 million on its line of credit that bears interest from prime to prime plus 0.50%, or, at the borrower's option, LIBOR plus 2.50% to LIBOR plus 3.00%, bringing the outstanding balance to $19.5 million as of September 30, 2009.

        During the nine month period ended September 30, 2009 Kennedy-Wilson entered into two mortgage loans payable totaling $26.1 million that bear interest rate at 9% and 15% relating to the acquisition of 149 units in a condominium project. During the same nine month period ended September 30, 2009 Kennedy-Wilson repaid the two loans totaling $26.1 million from proceeds from sale of units in the condominium project.

        During the nine month period ended September 30, 2009, Kennedy-Wilson entered into a new mortgage loan totaling $4.0 million with Pacific Western bank. Additionally, during the same nine month period ended September 2009, Kennedy-Wilson paid off two mortgage notes totaling $6.0 million.

        During the nine month period ended September 30, 2009, Kennedy-Wilson entered into three new notes payable totaling $37.0 million, all with Pacific Western bank that bear interest at the lender's base lending rate, which was 4% at September 30, 2009. During the same nine month period ended September 30, 2009, Kennedy-Wilson repaid five notes payable totaling $30.2 million, with interest rates ranging from 4% to 14%, and made principal payments on existing notes of $0.5 million.

NOTE 8—RELATED PARTY TRANSACTIONS

        For the nine months ended September 30, 2009, the firm of Kulik, Gottesman & Mouton Ltd. was paid $213,000 for legal services provided by the firm and $18,000 for director's fees for Kent Mouton, a

Kennedy-Wilson, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

September 30, 2009

NOTE 8—RELATED PARTY TRANSACTIONS (Continued)

partner in the firm and a member of Kennedy-Wilson's Board of directors, respectively. For the nine months ended September 30, 2008 the amounts were $183,000 and $22,000, respectively.

        The firm of Solomon, Winnett & Rosenfield was paid $157,000 and $169,000 for income tax services provided by the firm during the nine months ended September 30, 2009 and 2008, respectively. Jerry Solomon is a partner in the firm and a member of Kennedy-Wilson's Board of directors. For the nine months ended September 30, 2009 and 2008, Mr. Solomon was paid director's fees in the amounts of $15,000 and $22,000, respectively.

NOTE 9—CAPITAL STOCK TRANSACTIONS

        During the nine month period ended September 30, 2009 Kennedy-Wilson repurchased approximately 116,000 of its common shares for total consideration of approximately $3.7 million.

NOTE 10—EMPLOYEE BENEFIT ARRANGEMENTS

        During 2009, Kennedy-Wilson adopted the 2009 Equity Participation Plan (the Plan) which allows for the grant of up to 750,000 shares of common stock. On March 25, 2009, Kennedy-Wilson granted 375,000 performance awards and 375,000 service awards with an exercise price of $30 that was equal to the fair value on the date of grant. The performance and service awards vest ratably over a seven year period and are settled in shares of common stock of Kennedy Wilson. The option awards expire at the end of year ten. The Plan allows participates to settle vested awards with cash, a full recourse note, or net share settlement. Kennedy-Wilson has determined the compensation expense to be recorded under the Plan using the Black-Scholes-Merton option pricing model. The option pricing model inputs used to determine grant date fair value were, expected stock option term of 7 years, expect volatility of 43.5%, expect risk free rate of 2.5%, and no expected dividends.

        Kennedy-Wilson has elected to recognize the compensation expense for the service awards on a straight-line basis over the vesting period and is grade vesting the performance awards over the vesting period. The total compensation expense recorded for the nine months ended September 30, 2009 was $1,301,000.

NOTE 11—EARNINGS PER SHARE

        The dilutive shares from convertible preferred stock, convertible subordinated debt, options and non-vested stock have not been included in the diluted weighted average shares as Kennedy-Wilson has a net loss available to common stockholders for the nine months ended September 30, 2009. There were a total of 2,113,815 and 1,281,070 dilutive securities as of September 30, 2009 and December 31, 2008, respectively. See accompanying consolidated statement of income and comprehensive income.

NOTE 12—COMPREHENSIVE INCOME

        Comprehensive income consists of net income and other comprehensive income. Accumulated other comprehensive income consists of foreign currency translation adjustments.

Kennedy-Wilson, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

September 30, 2009

NOTE 13—SEGMENT INFORMATION

        Kennedy-Wilson's business activities currently consist of services and various types of real estate investments. Kennedy-Wilson's segment disclosure with respect to the determination of segment profit or loss and segment assets is based on these services and its various investments.

        SERVICES—Kennedy-Wilson provides a full range of commercial and residential real estate services. These services include property management, leasing, brokerage, asset management, and various other specialized commercial and residential real estate services.

        INVESTMENTS—With joint venture partners and on its own, Kennedy-Wilson invests in commercial and residential real estate which Kennedy-Wilson believes value may be added through expertise or opportunistic investing. Kennedy-Wilson's current real estate portfolio focuses on commercial buildings and multiple-family residences.

        Substantially all of the management fees and commissions—related party revenues were generated via intersegment activity for the nine months ended September 30, 2009 and 2008. The amounts representing investments with related parties and non-affiliates are included in the investment segment. No single external customer provided Kennedy-Wilson with 10% or more of its revenues during any period presented in these financial statements.

        There have been no changes in the basis of segmentation or in the basis of measurement of segment profit or loss since the December 31, 2008 financial statements.

        The following tables summarize Kennedy-Wilson's income activity by segment for the nine-month period ended September 30, 2009 and balance sheet data as of September 30, 2009:

	Services	Investments	Corporate	Consolidated
Revenue	$10,738,000	$41,804,000	26,000	$52,568,000
Revenue—related party	7,753,000	—	—	7,753,000

Total revenue	$18,491,000	$41,804,000	26,000	$60,321,000

Net Loss	$790,000	$2,741,000	$(4,916,000)	$(1,385,000)

Total assets	$30,268,000	$220,676,000	$19,597,000	$270,541,000

        The following tables summarize Kennedy-Wilson's income activity by segment for the nine-month period ended September 30, 2008 and balance sheet data as of December 31, 2008.

	Services	Investments	Corporate	Consolidated
Revenue	$13,309,000	$1,679,000	$86,000	$15,074,000
Revenue—related party	9,591,000	—	—	9,591,000

Total revenue	$22,900,000	$1,679,000	$86,000	$24,665,000

Net Income	$3,806,000	$2,097,000	$(4,368,000)	$1,535,000

Total assets	$39,791,000	$183,718,000	$32,374,000	$255,883,000

Kennedy-Wilson, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

September 30, 2009

NOTE 14—INCOME TAXES

        Kennedy-Wilson's effective tax rates for the nine months ended September 30, 2009 and 2008 were 30.7% and 44.5%, respectively. Permanent items that impacted Kennedy-Wilson's effective tax rates as compared to the U.S. federal statutory rate of 35% were not materially different in amount during both periods.

NOTE 15—SUBSEQUENT EVENTS

        On November 13, 2009, the stockholders of Prospect Acquisition Company approved the merger with Kennedy-Wilson, whereby Kennedy-Wilson will continue as the surviving corporation and become a wholly-owned subsidiary of Prospect Acquisition Corp, which has been renamed Kennedy-Wilson Holdings, Inc. The directors and officers of Kennedy-Wilson immediately before the merger will now be directors and officers of Kennedy-Wilson Holdings, Inc., except that one of the Kennedy-Wilson directors immediately before the merger resigned and was replaced by a director from Prospect Acquisition Corp.

        Pursuant to the merger agreement, common stockholders of Kennedy-Wilson received as consideration 20,401,018 shares of Prospect's common stock and preferred stockholders of Kennedy-Wilson received as consideration 5,598,982 shares of Prospect's common stock, for an aggregate consideration of 26 million shares of Prospect common stock. In addition, 2.475 million shares of Prospect common stock will be reserved for issuance to employees, nonemployees and management of Kennedy-Wilson pursuant to an equity compensation plan adopted by Prospect's board of directors and approved by Prospect's stockholders on November 13, 2009.

 UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

        The following unaudited pro forma condensed consolidated financial information has been prepared assuming that the acquisition of Kennedy-Wilson by Prospect had occurred (i) at the beginning of the period for the pro forma statements of operations for the year ended December 31, 2008 and for the nine months ended September 30, 2009, and (ii) at September 30, 2009 for the pro forma balance sheet.

        The unaudited pro forma condensed consolidated financial information is provided for illustrative purposes only. The historical financial information in the unaudited pro forma condensed consolidated balance sheet has been adjusted to give effect to pro forma events that are directly attributable to the merger and are factually supportable. The historical financial information in the unaudited pro forma condensed consolidated statements of operations has been adjusted to give effect to pro forma events that are directly attributable to the merger, are factually supportable, and are expected to have a continuing impact on the consolidated results.

        You should not rely on the unaudited pro forma condensed consolidated balance sheet as being indicative of the historical financial position that would have been achieved had the merger been consummated as of September 30, 2009, or the unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 2008 or for the nine months ended September 30, 2009, as being indicative of the historical financial results of operations that would have been achieved had the merger been consummated at the beginning of each of such periods. Actual results could differ from the pro forma information presented herein

        The following information is being provided to aid in the analysis of the financial aspects of the merger. The historical financial information of Prospect was derived from the audited financial statements of Prospect for the year ended December 31, 2008 and the unaudited financial statements of Prospect for the nine months ended September 30, 2009. The historical financial information of Kennedy-Wilson was derived from the audited financial statements of Kennedy-Wilson for the year ended December 31, 2008 and the unaudited consolidated financial statements of Kennedy-Wilson for the nine months ended September 30, 2009.

        The merger will be accounted for as a reverse recapitalization since, immediately following completion of the merger, the stockholders of Kennedy-Wilson immediately prior to the consummation of the merger will have effective control of Prospect through (1) their stockholder interest comprising the largest single control block of shares in the post-merger company, (2) a majority of the members of the board of directors of the post-merger company being comprised of current Kennedy-Wilson directors (initially, six directors of Kennedy-Wilson and one director of Prospect), and (3) all of the senior executive officers of the post-merger company being comprised of current Kennedy-Wilson executive officers.

        For accounting purposes, Kennedy-Wilson will be deemed to be the accounting acquirer in the merger and, consequently, the merger will be treated as a recapitalization of Kennedy-Wilson, i.e., a capital transaction involving the issuance of stock by Prospect for the stock of Kennedy-Wilson. Accordingly, the assets, liabilities and results of operations of Kennedy-Wilson will become the historical financial statements of Prospect at the closing of the merger, and Prospect's assets (primarily cash and cash equivalents), liabilities and results of operations will be consolidated with Kennedy-Wilson beginning on the acquisition date. No step-up in basis or intangible assets or goodwill will be recorded in the merger. All direct costs of the merger will be charged to operations in the period that such costs are incurred.

        The unaudited pro forma condensed consolidated financial information does not include the impact from the expected pay-down of $22,000,000 of Kennedy-Wilson's outstanding debt at the closing of the merger, nor any adjustments for incremental general and administrative costs which are anticipated to be incurred by Kennedy-Wilson as a fully reporting public company.

        The following tables set forth certain of the pro forma financial information about the post-merger company after giving effect to the merger.

 KENNEDY-WILSON HOLDINGS, INC.

Unaudited Pro Forma Condensed Consolidated Balance Sheet

September 30, 2009

(In thousands of U.S. Dollars, except for share and per share amounts)

			Pro Forma Adjustments
							Pro Forma Consolidated Companies (with Actual Stock Conversion and Warrant Repurchase— See Notes)
	Prospect Acquisition Corp.	Kennedy- Wilson, Inc.
			Debit		Credit
Assets
Cash and cash equivalents	$549	$10,317	247,708	(1)	5,700	(13)	$96,730
			54	(15)	10,926	(4)
					6,875	(12)
					43,969	(10)
					94,428	(21)
Investments held in Trust Account	247,702	—			247,702	(1)	—
Accrued interest income on Trust Account	6	—			6	(1)	—
Accounts receivable	—	1,119					1,119
Accounts receivable from related parties	—	5,878			726	(14)	5,152
Income tax receivable	—	1,439					1,439
Notes receivable	—	541					541
Notes receivable from related parties	—	5,818			3,455	(14)	2,363
Investments in real estate available for sale	—	14,215					14,215
Investments in real estate, net	—	41,085					41,085
Investments in joint ventures	—	159,168					159,168
Other assets, net	238	6,996					7,234
Deferred income tax asset	688	—	4,367	(20)			5,055
Goodwill		23,965					23,965

Total assets	$249,183	$270,541					$358,066

Liabilities and equity
Accounts payable	$929	$681	834	(4)			$776
Accrued expenses and other liabilities	—	8,340					8,340
Accrued salaries and benefits	—	1,165					1,165
Accrued officers compensation	—	—			6,850	(16)	6,850
Deferred and accrued income taxes	—	11,305					11,305
Deferred interest income	80	—	80	(3)			—
Deferred underwriting commission	10,000	—	5,700	(13)			—
			4,300	(2)
Notes payable	—	27,533					27,533
Borrowings under lines of credit	—	19,500					19,500
Mortgage loans payable	—	24,080					24,080
Convertible subordinated debt	—	27,400					27,400
Junior subordinated debentures	—	40,000					40,000

Total liabilities	11,009	160,004					166,949

Common stock subject to possible conversion	74,100	—	74,100	(3)			—
Equity
Preferred stock	—	1	1	(5)			—
Common stock	3	54	—	(9)	2	(19)	5
			54	(19)	—	(7)
			—	(10)	—	(15)
			1	(21)	1	(5)
					—	(8)
Additional paid-in capital	162,967	58,565			74,100	(3)	158,734
			11,638	(11)	782	(17)
			6,875	(12)	52	(19)
			—	(7)	1,759	(8)
			43,969	(10)	54	(15)
			94,427	(21)	7,879	(6)
					4,300	(2)
					—	(5)
					—	(9)
					5,185	(18)
Retained earnings	1,104	38,072	5,878	(4)	80	(3)	18,534
			782	(17)	11,638	(11)
			4,214	(4)	4,367	(20)
			4,181	(14)
			6,850	(16)
			7,879	(6)
			1,759	(8)
			5,185	(18)
Accumulated other comprehensive income	—	4,301					4,301

Total stockholders' equity	164,074	100,993					181,573
Noncontrolling interests	—	9,544					9,544

Total equity	164,074	110,537					191,117

Total liabilities and equity	$249,183	$270,541					$358,066

Pro Forma Adjustments (in thousands of U.S. Dollars, except for share and per share amounts):

(1)
To liquidate investments held in trust.

(2)
To record the reduction in the amount of deferred underwriters' compensation charged to capital at time of IPO but contingently payable until the consummation of a transaction from $10,000 to $5,700 pursuant to the terms of the transaction.

(3)
To reclassify common stock subject to possible conversion and related deferred interest income to permanent equity.

(4)
To record the payment of estimated cash transaction costs for the preparation and negotiation of the agreement related to the transaction based upon engagement letters, actual invoices and/or currently updated fee estimates, including $834 already accrued on the books of Prospect, as follows:

	Prospect	Kennedy-Wilson
Merger and acquisition fee	$3,030	$—
Advisor fees	1,505	2,050
Fairness opinion	93	375
Legal fees	1,512	875
Accounting fees	167	945
Placement fees	110	—
Hart-Scott-Rodino antitrust filings	63	63
Proxy solicitor	70	—
Printing costs	142	142
Transfer agent	152	20
Travel and other	5	370

Total estimated direct cash transaction costs	6,849	4,840
Less costs incurred as of the balance sheet date	(971)	(626)

Balance to accrue	$5,878	$4,214

  Total estimated costs do not include contingent underwriters fees that are payable upon consummation of a transaction as these costs were incurred in connection with Prospect's IPO and have already been provided for on Prospect's books. Total estimated costs also do not include the fair value of 178,586 shares and 500,000 shares of Prospect common stock issued to DeGuardiola and Malibu Companies, respectively, which have been recorded separately.

(5)
To record the conversion of 53,000 shares of Kennedy-Wilson preferred stock into 5,598,982 shares of Prospect common stock.

(6)
To record the fair value of the conversion premium to the preferred stockholders of Kennedy-Wilson to be accounted for as a preferred stock dividend as follows:

	Deal Modified Terms	Original Terms	Difference
Number of preferred shares outstanding	53,000	53,000
Liquidation value per share	$1,000	$1,000

Total liquidation value	$53,000	$53,000
Kennedy-Wilson conversion price per share	$36	$42

Kennedy-Wilson conversion shares	1,472,222	1,261,905	210,317

Ratio of Kennedy-Wilson to Prospect common shares			3.803082

Prospect conversion shares			799,855
Market price of Prospect common shares			$9.85

Fair value of conversion premium			$7,879

(7)
To record the issuance of 2,376,000 restricted shares of Prospect common stock to the senior management of Kennedy-Wilson at par value. The fair value of the shares issued is to be charged to operations over the related vesting period of five years. An additional 99,000 shares have been reserved for future issuance.

(8)
To record the issuance of 178,586 shares of Prospect common stock to DeGuardiola as an additional transaction cost.

(9)
To record the surrender and cancellation of 4,678,586 shares of common stock held by Prospect's founders.

(10)
To record conversion of 4,437,535 shares of Prospect common stock issued in the Company's IPO, for an aggregate of $43,969, including a portion of the interest earned on the funds held in the Trust Account that are attributed to the shares converted.

(11)
To eliminate historical retained earnings of Prospect, the accounting acquiree, as adjusted.

(12)
To record the repurchase of 12,500,000 warrants at $0.55 per warrant for an aggregate of $6,875.

(13)
To record payment of reduced deferred underwriters' compensation charged to capital at time of IPO but contingently payable until the consummation of a transaction.

(14)
To record forgiveness of the McMorrow Note receivable, including accrued interest receivable of $726, pursuant to the merger.

(15)
To record the exercise of options to acquire 14,050 shares of Kennedy-Wilson common stock prior to the closing of the transaction as follows:

No. of Options	Exercise Price Per Share	Proceeds
13,500	$3.813	$51
540	$5.450	3

14,040		$54

(16)
To accrue William McMorrow and Mary Ricks performance bonuses.

(17)
To record expense resulting from the acceleration of vesting relating to restricted stock previously issued to Kennedy-Wilson's Chairman.

(18)
To record the transfer of 500,000 shares of Prospect common stock and 500,000 warrants to purchase Prospect common stock from Prospect's founders to the Malibu Companies as additional transaction costs.

(19)
To record the exchange of 5,364,338 shares of Kennedy-Wilson common shares for 20,401,018 shares of Prospect common stock.

(20)
To record the income tax benefit of pro forma adjustments at the Company's combined Federal and states statutory income tax rates as follows:

	Pro Forma Adjustment No.	Amount
Pro forma adjustments:
McMorrow Note forgiveness	(14)	$4,181
McMorrow and Ricks performance bonuses	(16)	6,850
Accelerated vesting of previously issued restricted stock	(17)	782

Total income tax deductible pro forma adjustments		$11,813

Income tax benefit of pro forma adjustments:
Federal tax at 34% statutory rate, net of state taxes		$3,836
State tax at 4.5% statutory rate		532

Combined income tax benefit		$4,367

(21)
To record purchase and subsequent cancellation of 9,492,397 shares of Prospect common stock for $94,428.

Pro Forma Notes (in thousands of U.S. Dollars, except for share and per share amounts):

(A)
Pro forma entries are recorded to the extent they are a direct result of the merger and are factually supportable.

(B)
The market prices of Prospect securities utilized in the above calculations as of November 13, 2009 were as follows:

Common stock	$9.85

Warrants	$0.52

(C)
The unaudited pro forma condensed consolidated balance sheet does not include any adjustment for the expected paydown of $22,000 in notes payable and line of credit.

(D)
On November 13, 2009, stockholders of Prospect Acquisition Corp. approved the business combination, with holders of 4,437,535 shares voting against the business combination. Of the stockholders voting against the business combination, holders of 4,437,535 shares properly demanded redemption of their shares and were paid $43,969, or $9.91 per share, in cash.

(E)
On November 13, 2009, Prospect warrant holders approved an amendment to the warrant agreement that governs all Prospect warrants to elect either to receive upon the closing of the merger a cash payment of $0.55 per each public warrant or to continue to hold their public warrants as amended public warrants, with each such amended public warrant entitling the holder thereof to purchase one share of Prospect common stock at an exercise price of $12.50 per share (increased from $7.50 per share), with a redemption trigger of $19.50 per share (increased from $14.50 per share), and an expiration date of November 14, 2013 (extended from November 14, 2012). The founder's warrants were amended similarly. As the fair value of the amended warrants was determined to be less than the value of the old warrants, no accounting entry is required with respect to the amendment of the warrants. To the extent that 50% of the public warrant holders did not elect to receive a cash payment for their public warrants, founder's warrants were included in the warrant holder group receiving cash at closing.

KENNEDY-WILSON HOLDINGS, INC.

Capitalization Table

(In thousands of U.S Dollars)

        The following table sets forth the capitalization as of September 30, 2009 as described below:

  •
  of Kennedy-Wilson on an actual basis,

  •
  of Kennedy-Wilson and Prospect on an as adjusted basis, giving effect to the following:

  •
  the transaction between Kennedy-Wilson and Prospect;

  •
  the conversion of 4,437,535 Prospect common shares subject to possible conversion;

  •
  the conversion of Kennedy-Wilson preferred stock;

  •
  the repurchase of 12,500,000 warrants; and

  •
  the repurchase of 9,492,397 Prospect common shares.

        You should read this capitalization table together with the section entitled "Management's Discussion and Analysis o Financial Condition and Results of Operations", the financial statements and related notes, and the unaudited pro forma condensed consolidated financial statements and related notes, all appearing elsewhere in this proxy statement/prospectus.

	As of September 30, 2009
	Actual	As Adjusted
	(in thousands)
Debt:
Notes payable	$27,533	$27,533
Borrowings under lines of credit	19,500	19,500
Mortgage loans payable	24,080	24,080
Convertible subordinated debt	27,400	27,400
Junior subordinated debentures	40,000	40,000

Total debt	138,513	138,513

Equity:
Preferred stock	1	—
Common stock	54	5
Additional paid-in capital	58,565	158,734
Retained earnings	38,072	18,534
Accumulated other comprehensive income	4,301	4,301

Total stockholders' equity	100,993	181,573
Noncontrolling interests	9,544	9,544

Total equity	110,537	191,117

Total capitalization	$249,050	$329,630

 KENNEDY-WILSON HOLDINGS, INC.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

Year Ended December 31, 2008

(In thousands of U.S. Dollars, except for share and per share amounts)

			Pro Forma Adjustments
							Pro Forma Consolidated Companies (with Actual Stock Conversion and Warrant Repurchase— See Notes)
	Prospect Acquisition Corp.	Kennedy- Wilson, Inc.
			Debit		Credit
Revenue
Property management and leasing fees	$—	$10,671					$10,671
Property management and leasing fees—related party	—	8,380					8,380
Commissions	—	5,906					5,906
Commissions—related party	—	4,295					4,295
Rental income	—	2,409					2,409
Interest income	3,876	—	3,876	(1)			—
Deferred interest income	(67)	—			67	(1)	—
Other income	—	564					564

Total revenue	3,809	32,225					32,225

Operating expenses
Commissions and marketing expenses	—	2,827					2,827
Rental operating expense	—	1,458					1,458
Compensation and related expenses	—	21,292	4,681	(4)	1,015	(5)	24,958
General and administrative	1,421	6,074			1,421	(1)	6,074
Depreciation and amortization	—	920					920

Total operating expenses	1,421	32,571					36,237

Equity in joint venture income	—	10,097					10,097

Operating income	2,388	9,751					6,085
Non-operating income (expense)
Interest and other income	—	221					221
Interest income—related party	—	341	259	(3)			82
Interest expense	—	(8,596)					(8,596)
Other than temporary impairment on available- for-sale security	—	(445)					(445)

Income (loss) before provision for income tax	2,388	1,272					(2,653)
Income tax benefit (expense)	(877)	(605)			877	(1)	846
					1,451	(6)

Net income (loss)	1,511	667					(1,807)
Net income attributable to the noncontrolling interest	—	(54)					(54)

Net income (loss) attributable to common stockholders	1,511	613					(1,861)
Less preferred stock dividend	—	(2,264)			2,264	(2)	—

Net income (loss) available to common stockholders	$1,511	$(1,651)					$(1,861)

Net income (loss) per common share—
Basic	$0.05	$(0.32)					$(0.05)

Diluted	$0.05	$(0.32)					$(0.05)

Weighted average number of common shares
outstanding (Note B)—
Basic	31,250,000	5,119,684					39,295,268

Diluted	31,250,000	5,119,684					39,295,268

Pro Forma Adjustments (In thousands of U.S. Dollars, except for share and per share amounts):

(1)
To eliminate historical operations of the accounting acquiree (a non-operating public shell) as the merger is being accounted for as a reverse merger.

(2)
To remove dividends relating to preferred stock converted pursuant to the terms of the merger.

(3)
To eliminate interest income credited to operations relating to the McMorrow Note receivable forgiven in connection with the merger.

(4)
To record the incremental expense of 2,376,000 restricted common shares issued to senior management of Kennedy-Wilson as replacement for the terminated Kennedy-Wilson 2009 plan. The restricted common shares are to vest equally over a five year period. The incremental expense for the period presented is calculated as follows:

Number of restricted common shares issued	2,376,000
Value per share at closing	$9.85

Total value of restricted common shares issued	$23,404

Value of restricted shares vested in period presented	$4,681
Less expense of Kennedy-Wilson 2009 plan charged to operations during the period presented	—

Incremental expense	$4,681

(5)
To eliminate amortization of equity compensation charged to operations relating to restricted stock issued to Kennedy-Wilson's Chairman in 2001 and 2002, the vesting of which was accelerated at closing, as such costs would not have been incurred in the pro forma period presented.

(6)
To record the income tax benefit of pro forma adjustments at Kennedy-Wilson's combined Federal and states statutory income tax rates as follows:

	Pro Forma Adjustment No.	Amount
Pro forma adjustments:
Vesting of newly issued restricted stock	(4)	$4,681
Interest relating to the McMorrow Note forgiven at closing	(3)	259
Amortization of equity compensation accelerated at closing	(5)	(1,015)

Total income tax deductible pro forma adjustments, net		$3,925

Income tax benefit of pro forma adjustments:
Federal tax at 34% statutory rate, net of state taxes		$1,274
State tax at 4.5% statutory rate		177

Combined income tax benefit		$1,451

Pro Forma Notes (In thousands of U.S. Dollars, except for share and per share amounts):

(A)
Pro forma entries are recorded to the extent they are a direct result of the merger, are factually supportable and are expected to have continuing future impact.

(B)
As the merger is being reflected as if it had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted earnings per share assumes that the shares outstanding as a result of the merger have been outstanding for the entire period presented. This calculation is retroactively adjusted to eliminate actual shares converted for the entire period. Shares surrendered and cancelled have been excluded from the calculation of pro forma earnings per share for the entire period. To the extent that restricted shares are accounted for as a period charge to operations, such shares have also been treated as outstanding for basic and diluted earnings per share calculations. For purposes of determining potentially dilutive securities, the most recent trading price for Prospect's common stock of $9.85 on November 13, 2009 was utilized. Basic and diluted weighted average number of common shares outstanding is calculated as follows:

	Pro Forma Balance Sheet Adjustment No.	Shares with Actual Stock Conversion and Warrant Repurchase
Actual number of common shares outstanding		31,250,000
Pro forma shares:
Shares issued to Kennedy-Wilson preferred stockholders	(5)	5,598,982
Shares issued to Kennedy-Wilson common stockholders	(19)	20,401,018
Shares issued to Kennedy-Wilson senior management	(7)	2,376,000
Shares surrendered and cancelled by Prospect founders	(6)	(4,678,586)
Shares issued to DeGuardiola	(8)	178,586
Shares repurchased by the Company	(21)	(9,492,397)
Shares converted by public stockholders	(10)	(4,437,535)

Pro forma weighted average number of common shares issued		41,196,068
Non-vested shares issued to senior management	(7)	(1,900,800)

Pro forma weighted average number of common shares outstanding—basic		39,295,268

Potentially dilutive securities

Potentially dilutive securities consist of (i) outstanding warrants, relating to Prospect's initial public offering and private placement, to acquire an aggregate of 17,750,000 shares of common stock, (ii) debt convertible into 3,042,480 common shares, and (iii) 1,900,800 non-vested shares issued to senior management. All such potentially dilutive securities are anti-dilutive for the period presented and as such there no dilutive common stock equivalents for the period presented. The total number of potentially dilutive securities is 22,693,280.

Number of potentially dilutive securities		—

Pro forma weighted average number of common shares outstanding—diluted		39,295,268

(C)
The market prices of Prospect securities utilized in the above calculations as of November 13, 2009 were as follows:

Common stock	$9.85

Warrants	$0.52

(D)
The unaudited pro forma condensed consolidated statement of operations does not include any adjustments for incremental general and administrative costs which are anticipated to be incurred by Kennedy-Wilson Holding, Inc.as a full reporting public company.

(E)
The unaudited pro forma condensed consolidated statement of operations does not include any adjustments for the effect of an expected paydown of $22,000 in notes payable and line of credit.

(F)
On November 13, 2009, Prospect warrant holders approved an amendment to the warrant agreement that governs all Prospect warrants to elect either to receive upon the closing of the merger a cash payment of $0.55 per each public warrant or to continue to hold their public warrants as amended public warrants, with each such amended public warrant entitling the holder thereof to purchase one share of Prospect common stock at an exercise price of $12.50 per share (increased from $7.50 per share), with a redemption trigger of $19.50 per share (increased from $14.50 per share), and an expiration date of November 14, 2013 (extended from November 14, 2012). The founder's warrants were amended similarly. As the fair value of the amended warrants was determined to be less than the value of the old warrants, no accounting entry is required with respect to the amendment of the warrants. To the extent that 50% of the public warrant holders did not elect to receive a cash payment for their public warrants, founder's warrants were included in the warrant holder group receiving cash at closing.

KENNEDY-WILSON HOLDINGS, INC.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

Nine Months Ended September 30, 2009

(In thousands of U.S. Dollars, except for share and per share amounts)

			Pro Forma Adjustments
							Pro Forma Consolidated Companies (with Actual Stock Conversion and Warrant Repurchase— See Notes)
	Prospect Acquisition Corp.	Kennedy- Wilson, Inc.
			Debit		Credit
Revenue
Property management and leasing fees	$—	$6,969					$6,969
Property management and leasing fees—related party	—	6,842					6,842
Commissions	—	3,769					3,769
Commissions—related party	—	911					911
Rental income	—	1,971					1,971
Sales of real estate	—	39,833					39,833
Interest and other income	73	26	73	(1)			26
Deferred interest income	(13)	—			13	(1)	—

Total revenue	60	60,321					60,321

Operating expenses
Commissions and marketing expenses	—	2,611					2,611
Rental operating expense	—	1,968					1,968
Cost of real estate sold	—	27,973					27,973
Compensation and related expenses	—	15,554	2,210	(4)	761	(5)	17,003
General and administrative	1,615	4,424			1,615	(1)	3,798
					626	(7)
Depreciation and amortization	—	759					759

Total operating expenses	1,615	53,289					54,112

Equity in joint venture loss	—	432					432

Operating income loss	(1,555)	7,464					6,641
Non-operating income (expense)
Interest and other income	—	60					60
Interest income—related party	—	260	194	(3)			66
Interest expense	—	(10,810)					(10,810)
Other than temporary impairment on available-for-sale security	—	(323)					(323)

Loss before income tax benefit	(1,555)	(3,349)					(4,366)
Income tax benefit	532	1,964	532	(1)	607	(6)	2,571

Net loss	(1,023)	(1,385)					(1,795)
Net income attributable to the noncontrolling interest	—	(3,058)					(3,058)

Net loss attributable to common stockholders	(1,023)	(4,443)					(4,853)
Less preferred stock dividend	—	(2,952)			2,952	(2)	—

Net loss available to common stockholders	$(1,023)	$(7,395)					$(4,853)

Net loss per common share—
Basic	$(0.03)	$(1.30)					$(0.12)

Diluted	$(0.03)	$(1.30)					$(0.12)

Weighted average number of common shares
outstanding (Note B)—
Basic	31,250,000	5,682,893					39,176,468

Diluted	31,250,000	5,682,893					39,176,468

KENNEDY-WILSON HOLDINGS, INC.

Unaudited Pro Forma Condensed Consolidated Statement of Operations (Continued)

Nine Months Ended September 30, 2009

(In thousands of U.S. Dollars, except for share and per share amounts)

Pro Forma Adjustments (In thousands of U.S. Dollars, except for share and per share amounts):

(1)
To eliminate historical operations of the accounting acquiree (a non-operating public shell), including transaction-related costs of $971, as the merger is being accounted for as a reverse merger.

(2)
To remove dividends relating to preferred stock converted pursuant to the terms of the merger.

(3)
To eliminate interest income credited to operations relating to the McMorrow Note receivable forgiven in connection with the merger.

(4)
To record the incremental expense of 2,376,000 restricted common shares issued to senior management of Kennedy-Wilson as replacement for the terminated Kennedy-Wilson 2009 plan. The restricted common shares are to vest equally over a five year period. The incremental expense for the period presented is calculated as follows:

Number of restricted common shares issued	2,376,000
Value per share at closing	$9.85

Total value of restricted common shares issued	$23,404

Value of restricted shares vested in period presented	$3,511
Less expense of Kennedy-Wilson 2009 plan charged to operations during the period presented	(1,301)

Incremental expense for the period presented	$2,210

(5)
To eliminate amortization of equity compensation charged to operations relating to restricted stock issued to Kennedy-Wilson's Chairman in 2001 and 2002, the vesting of which was accelerated at closing, as such costs would not have been incurred in the pro forma period presented.

(6)
To record the income tax benefit of pro forma adjustments at Kennedy-Wilson's combined Federal and states statutory income tax rates as follows:

	Pro Forma Adjustment No.	Amount
Pro forma adjustments:
Vesting of newly issued restricted stock	(4)	$2,210
Interest relating to the McMorrow Note forgiven at closing	(3)	194
Amortization of equity compensation accelerated at closing	(5)	(761)

Total income tax deductible pro forma adjustments, net		$1,643

Income tax benefit of pro forma adjustments:
Federal tax at 34% statutory rate, net of state taxes		$533
State tax at 4.5% statutory rate		74

Combined income tax benefit		$607

(7)
To eliminate transaction-related costs charged to the operations of Kennedy-Wilson.

Pro Forma Notes (In thousands of U.S. Dollars, except for share and per share amounts):

(A)
Pro forma entries are recorded to the extent they are a direct result of the merger, are factually supportable and are expected to have continuing future impact.

(B)
As the merger is being reflected as if it had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted earnings per share assumes that the shares outstanding as a result of the merger have been outstanding for the entire period presented. This calculation is retroactively adjusted to eliminate actual shares converted for the entire period. Shares surrendered and cancelled have been excluded from the calculation of pro forma earnings per share for the entire period. To the extent that restricted shares are accounted for as a period charge to operations, such shares have also been treated as outstanding for basic and diluted earnings per share calculations. For purposes of determining potentially dilutive securities, the most recent trading price for the Company's common stock

KENNEDY-WILSON HOLDINGS, INC.

Unaudited Pro Forma Condensed Consolidated Statement of Operations (Continued)

Nine Months Ended September 30, 2009

(In thousands of U.S. Dollars, except for share and per share amounts)

  (PAX) of $9.85 on November 13, 2009 was utilized. Basic and diluted weighted average number of common shares outstanding is calculated as follows:

	Pro Forma Balance Sheet Adjustment No.	Shares with Actual Stock Conversion and Warrant Repurchase
Actual number of common shares outstanding		31,250,000
Pro forma shares:
Shares issued to Kennedy-Wilson preferred stockholders	(5)	5,598,982
Shares issued to Kennedy-Wilson common stockholders	(19)	20,401,018
Shares issued to Kennedy-Wilson senior management	(7)	2,376,000
Shares surrendered and cancelled by Prospect founders	(6)	(4,678,586)
Shares issued to DeGuardiola Advisors, Inc.	(8)	178,586
Shares repurchased by the Company	(21)	(9,492,397)
Shares converted by public stockholders	(10)	(4,437,535)

Pro forma weighted average number of common shares issued		41,196,068
Non-vested shares issued to senior management	(7)	(2,019,600)

Pro forma weighted average number of common shares outstanding—basic		39,176,468

Potentially dilutive securities

Potentially dilutive securities consist of (i) outstanding warrants, relating to Prospect's initial public offering and private placement, to acquire an aggregate of 17,750,000 shares of common stock, (ii) debt convertible into 3,042,480 common shares, and (iii) 2,019,600 non-vested shares issued to senior management. All such potentially dilutive securities are anti-dilutive for the period presented and as such there no dilutive common stock equivalents for the period presented. The total number of potentially dilutive securities is 22,812,080.

Number of potentially dilutive securities		—

Pro forma weighted average number of common shares outstanding—diluted		39,176,468

(C)
The market prices of Prospect securities utilized in the above calculations as of November 13, 2009 were as follows:

Common stock	$9.85

Warrants	$0.52

(D)
The unaudited pro forma condensed consolidated statement of operations does not include any adjustments for incremental general and administrative costs which are anticipated to be incurred by Kennedy-Wilson Holding, Inc.as a full reporting public company.

(E)
The unaudited pro forma condensed consolidated statement of operations does not include any adjustments for the effect of an expected paydown of $22,000 in notes payable and line of credit.

(F)
On November 13, 2009, Prospect warrant holders approved an amendment to the warrant agreement that governs all Prospect warrants to elect either to receive upon the closing of the merger a cash payment of $0.55 per each public warrant or to continue to hold their public warrants as amended public warrants, with each such amended public warrant entitling the holder thereof to purchase one share of Prospect common stock at an exercise price of $12.50 per share (increased from $7.50 per share), with a redemption trigger of $19.50 per share (increased from $14.50 per share), and an expiration date of November 14, 2013 (extended from November 14, 2012). The founder's warrants were amended similarly. As the fair value of the amended warrants was determined to be less than the value of the old warrants, no accounting entry is required with respect to the amendment of the warrants. To the extent that 50% of the public warrant holders did not elect to receive a cash payment for their public warrants, founder's warrants were included in the warrant holder group receiving cash at closing.

KENNEDY-WILSON HOLDINGS, INC.

Pro Forma Summary Unaudited Financial Information

(In thousands of U.S. Dollars, except per share amounts)

	Years Ended December 31,		Nine Months Ended September 30,
	2007	2008	2009
	Pro Forma Consolidated Companies (with Actual Stock Conversion and Warrant Repurchase)	Pro Forma Consolidated Companies (with Actual Stock Conversion and Warrant Repurchase)	Pro Forma Consolidated Companies (with Actual Stock Conversion and Warrant Repurchase)
Revenue	$33,393	$32,225	$60,321
Net income (loss)	$7,439	$(1,807)	$(1,795)
Net income (loss) attributable to common stockholders	$6,682	$(1,861)	$(4,853)
Net income (loss) available to common stockholders	$6,682	$(1,861)	$(4,853)
Net income per common share—
Basic	$0.19	$(0.05)	$(0.12)
Diluted	$0.19	$(0.05)	$(0.12)
Cash dividends per common share	$—	$—	$—
Total assets	$232,443	$343,262	$358,066
Total liabilities	$96,064	$157,117	$166,949
Total equity	$136,379	$186,145	$191,117

        Pro forma summary unaudited financial information is not presented for the year ended December 31, 2006 since Prospect was not formed until July 9, 2007.

KENNEDY-WILSON HOLDINGS, INC.

Comparative Per Share Information

	Prospect Acquisition Corp.		Kennedy- Wilson, Inc.	Pro Forma Consolidated Companies (with Actual Stock Conversion and Warrant Repurchase)
Historical Information—
Number of common shares issued and outstanding—
December 31, 2008	31,250,000		5,466,150	—
September 30, 2009	31,250,000		5,350,298	—
Basic net income (loss) per common share from continuing operations—
Year ended December 31, 2006	NA	(1)	$1.23	—
Year ended December 31, 2007	$0.05	(1)	$1.51	—
Year ended December 31, 2008	$0.05		$(0.32)	—
Nine months ended September 30, 2009	$(0.03)		$(1.30)	—
Diluted net income (loss) per common share from continuing operations—
Year ended December 31, 2006	NA	(1)	$1.07	—
Year ended December 31, 2007	$0.05	(1)	$1.36	—
Year ended December 31, 2008	$0.05		$(0.32)	—
Nine months ended September 30, 2009	$(0.03)		$(1.30)	—
Net assets at book value per common share—
December 31, 2008	$7.65	(2)	$19.36	—
September 30, 2009	$7.62	(2)	$20.66	—
Pro Forma Information—
Number of common shares issued and outstanding at closing after actual stock conversion	12,820,068	(3)	26,000,000	38,820,068
(% of total)	33.02%		66.98%	100.00%
Basic net income (loss) per common share from continuing operations—
Year ended December 31, 2007	—		—	$0.19
Year ended December 31, 2008	—		—	$(0.05)
Nine months ended September 30, 2009	—		—	$(0.12)
Diluted net income (loss) per common share from continuing operations—
Year ended December 31, 2007	—		—	$0.19
Year ended December 31, 2008	—		—	$(0.05)
Nine months ended September 30, 2009	—		—	$(0.12)
Net assets at book value per common share—
December 31, 2008	—		—	$4.80
September 30, 2009	—		—	$4.92

(1)
Historical and pro forma basic and diluted net income (loss) per common share for Prospect is presented from Prospect's date of inception, July 9, 2007.

(2)
Net assets used to calculate Prospect's historical book value per share includes the value of common stock subject to possible conversion.

(3)
The number of Prospect common shares includes 178,586 shares issued to DeGuardiola and 500,000 shares transferred to the Malibu Companies.

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  Item. 1.01 Entry into Material Definitive Agreement.
  Item 2.01. Completion of Acquisition or Disposition of Assets.
  Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
  Item 3.03 Material Modifications to Rights of Security Holders.
  Item 5.01 Change in Control of Registrant.
  Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
  Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
  Item 5.06 Change in Shell Company Status.
  Item 9.01 Financial Statements and Exhibits.
SIGNATURE
KENNEDY-WILSON'S MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
INDEX TO FINANCIAL INFORMATION
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
KW Residential LLC and Subsidiaries Consolidated Balance Sheets
KW Residential LLC and Subsidiaries Consolidated Statement of Operations and Comprehensive Income (Loss)
KW Residential LLC and Subsidiaries Consolidated Statement of Members' Equity For the three years ended December 31, 2008
KW Residential LLC and Subsidiaries Consolidated Statement of Cash Flow
KW Residential, LLC and Subsidiaries Notes to Consolidated Financial Statements December 31, 2008 and 2007
Kennedy-Wilson, Inc. and Subsidiaries Consolidated Balance Sheets
Kennedy-Wilson, Inc. and Subsidiaries Consolidated Statements of Income and Comprehensive Income (unaudited)
Kennedy-Wilson, Inc. and Subsidiaries Consolidated Statements of Cash Flows Nine months ended September 30, 2009 and 2008 (unaudited)
Kennedy-Wilson, Inc. and Subsidiaries Notes to Consolidated Financial Statements September 30, 2009
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION
KENNEDY-WILSON HOLDINGS, INC. Unaudited Pro Forma Condensed Consolidated Balance Sheet September 30, 2009 (In thousands of U.S. Dollars, except for share and per share amounts)
KENNEDY-WILSON HOLDINGS, INC. Capitalization Table (In thousands of U.S Dollars)
KENNEDY-WILSON HOLDINGS, INC. Unaudited Pro Forma Condensed Consolidated Statement of Operations Year Ended December 31, 2008 (In thousands of U.S. Dollars, except for share and per share amounts)
KENNEDY-WILSON HOLDINGS, INC. Unaudited Pro Forma Condensed Consolidated Statement of Operations Nine Months Ended September 30, 2009 (In thousands of U.S. Dollars, except for share and per share amounts)
KENNEDY-WILSON HOLDINGS, INC. Pro Forma Summary Unaudited Financial Information (In thousands of U.S. Dollars, except per share amounts)
KENNEDY-WILSON HOLDINGS, INC. Comparative Per Share Information